Exhibit 2.1

PAUL, WEISS, RIFKIND, WHARTON &

GARRISON LLP

1285 Avenue of the Americas

New York, New York 10019

Tel: 212-373-3000

Fax: 212-757-3990

Paul M. Basta

Lewis R. Clayton

Jacob A. Adlerstein

Claudia R. Tobler

Counsel for Debtors and

Debtors in Possession

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re: CUMULUS MEDIA INC., et al., Debtors. [1]	) ) ) ) ) ) )	Chapter 11 Case No. 17-13381 (SCC) (Jointly Administered)

FIRST AMENDED JOINT PLAN OF REORGANIZATION OF CUMULUS MEDIA INC.

AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

[1]	The last four digits of Cumulus Media Inc.’s tax identification number are 9663. Because of the large number of Debtors in these Chapter 11 Cases, a complete list of the Debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent at http://dm.epiq11.com/cumulus. The location of the Debtors’ service address is: 3280 Peachtree Road, N.W., Suite 2200, Atlanta, Georgia 30305.

Q.	Exemption from Certain Taxes and Fees	29
R.	Indemnification Provisions	30
S.	Preservation of Causes of Action	30

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		30

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	30
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	31
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	31
D.	Certain Customer Agreements	32
E.	Insurance Policies	32
F.	Indemnification Provisions	33
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	33
H.	Reservation of Rights	33
I.	Nonoccurrence of Effective Date	33
J.	Contracts and Leases Entered Into After the Petition Date	33

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		34

A.	Timing and Calculation of Amounts to Be Distributed	34
B.	Distributions on Account of Obligations of Multiple Debtors	34
C.	Disbursing Agent	34
D.	Rights and Powers of Disbursing Agent	34
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	35
F.	Manner of Payment	36
G.	Section 1145 Exemption	36
H.	Compliance with Tax Requirements	37
I.	Allocations	37
J.	Setoffs and Recoupment	37
K.	Claims Paid or Payable by Third Parties	38
L.	Foreign Current Exchange Rate	38

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		39

A.	Resolution of Disputed Claims	39
B.	Disallowance of Claims	40
C.	Amendments to Proofs of Claim	40
D.	No Distributions Pending Allowance	40
E.	Distributions After Allowance	40
F.	Reserve of Special Warrants	41
G.	No Interest	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		41

A.	Compromise and Settlement of Claims, Interests, and Controversies	41
B.	Discharge of Claims and Termination of Interests	41
C.	Release of Liens	42
D.	Releases by the Debtors	42
E.	Releases by the Releasing Parties	43
F.	Regulatory Activities	44
G.	Exculpation	44
H.	Injunction	45
I.	Term of Injunctions or Stays	45
J.	Recoupment	45
K.	Protection Against Discriminatory Treatment	45

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		46

A.	Conditions Precedent to the Effective Date	46
B.	Waiver of Conditions	46
C.	Effect of Failure of Conditions	47

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		47

A.	Modification and Amendments	47
B.	Effect of Confirmation on Modifications	47
C.	Revocation or Withdrawal of Plan	47

ARTICLE XI. RETENTION OF JURISDICTION		48

ARTICLE XII. MISCELLANEOUS PROVISIONS		50

A.	Immediate Binding Effect	50
B.	Substantial Consummation	50
C.	Further Assurances	50
D.	Statutory Committee and Cessation of Fee and Expense Payment	50
E.	Reservation of Rights	50
F.	Successors and Assigns	50
G.	Notices	51
H.	Entire Agreement	52
I.	Exhibits	52
J.	Severability of Plan Provisions	52
K.	Votes Solicited in Good Faith	52
L.	Closing of Chapter 11 Cases	53
M.	Conflicts	53

INTRODUCTION

Cumulus Media Inc. (“Cumulus”) and its debtor affiliates, as debtors and debtors in possession, propose this joint plan of reorganization (the “Plan”) for the resolution of the Claims against and Interests in each of the Debtors pursuant to chapter 11 of the Bankruptcy Code.

Pursuant to section 1125(b) of the Bankruptcy Code, votes to accept or reject a plan of reorganization cannot be solicited from holders of claims or interests entitled to vote on a plan until a disclosure statement has been approved by a bankruptcy court and distributed to such holders. On February 2, 2018, the Bankruptcy Court entered the Disclosure Statement Order that, among other things, approved the Disclosure Statement, set voting procedures, and scheduled the Confirmation Hearing.

HOLDERS OF CLAIMS AND INTERESTS SHOULD REFER TO THE DISCLOSURE STATEMENT FOR A DISCUSSION OF THE DEBTORS’ HISTORY, BUSINESS, ASSETS, RESULTS OF OPERATIONS, HISTORICAL FINANCIAL INFORMATION AND PROJECTIONS OF FUTURE OPERATIONS, AS WELL AS A SUMMARY AND DESCRIPTION OF THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings ascribed to them below.

1.    “Accrued Professional Compensation Claims” means, at any given time, all Claims against any Debtor for accrued, contingent, and/or unpaid fees and expenses (including success fees) that are allowable before the Effective Date by any retained Professional in the Chapter 11 Cases that the Bankruptcy Court has not denied by Final Order, in all cases to the extent that any such fees and expenses (a) have not been previously paid (regardless of whether a fee application has been Filed for any such amount) and (b) have not been applied against any retainer that has been provided to such Professional, in each case in accordance with the Interim Compensation Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses (whether or not paid pursuant to an order granting interim allowance), then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

2.    “Administrative Claim” means a Claim against any Debtor for costs and expenses of administration of the Chapter 11 Cases arising on or prior to the Effective Date and Allowed pursuant to section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ business; (b) Allowed Accrued Professional Compensation Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

3.    “Administrative Claims Bar Date” means the date that is thirty (30) calendar days after the Effective Date.

4.    “Administrative Claims Objection Deadline” means the date that is seventy-five (75) calendar days after the Effective Date.

5.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

6.    “Allowed” means, when used in reference to a Claim, all or that portion, as applicable, of any Claim against any Debtor that (i) has been listed in the Schedules (as such Schedules may be amended by the Debtors from time to time) as liquidated in amount and not disputed or contingent, and for which no contrary or superseding Proof of Claim has been timely Filed or that the Debtors do not timely object to in accordance with Article VII of the Plan, (ii) has been expressly allowed by Final Order or under the Plan, (iii) has been compromised, settled or otherwise resolved pursuant to Article VII of the Plan, the Bankruptcy Rules, Local Rules, another Final Order of the Bankruptcy Court, or (iv) is evidenced by a Proof of Claim Filed by the Claims Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or a Final Order of the Bankruptcy Court a Proof of Claim is not or shall not be required to be Filed) that the Debtors or any other party in interest do not timely object to in accordance with Article VII of the Plan; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed” for any other purpose under the Plan or otherwise, except if and to the extent otherwise determined to be Allowed as provided herein. Unless otherwise specified under the Plan, under the Bankruptcy Code, by order of the Bankruptcy Court or as otherwise agreed by the Debtors, Allowed Claims shall not, for any purpose under the Plan, include any interest, costs, fees or charges on such Claims from and after the Petition Date, and no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor. For the avoidance of doubt, (x) a Proof of Claim Filed after the Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim and (y) a Disputed Claim shall not become an Allowed Claim unless as otherwise provided for in the Plan. “Allow” and “Allowing” shall have correlative meanings.

7.    “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502(d), 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

8.     “Ballot” means the form or forms distributed to certain Holders of Claims entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan, which shall be subject to the rights of the Term Lender Group set forth in the Restructuring Support Agreement (including any and all exhibits thereto).

9.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

10.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases or any other court having jurisdiction over the Chapter 11 Cases, including, to the extent of any withdrawal of the reference under section 157(d) of the Judicial Code, the United States District Court for the Southern District of New York.

11.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

12.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

13.    “Case Management Procedures” means the procedures pursuant to the Order Pursuant to 11 U.S.C. § 105(a) and Fed. R. Bankr. P. 1015(c), 2002(m), and 9007 Implementing Certain Notice and Case Management Procedures [Docket No. 73].

14.    “Cash” means the legal tender of the United States of America.

15.    “Cash Collateral Order” means the Final Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 363(c)(2), and 507 (I) Authorizing the Debtors to Use Cash Collateral, (II) Granting Adequate Protection to the Secured Parties, and (III) Granting Related Relief, entered on December 21, 2017 [Docket No. 164].

16.    “Cause of Action” means, without limitation, any action, Claim, cause of action, controversy, demand, right, right of setoff, cross claim, counterclaim, recoupment, claim for breach of duty imposed by law or in equity, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured, or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, under the Bankruptcy Code or applicable nonbankruptcy law, or pursuant to any other theory of law.

17.    “Chapter 11 Cases” means the jointly administered chapter 11 cases Filed for the Debtors in the Bankruptcy Court and currently styled In re Cumulus Media Inc., Case No. 17-13381 (SCC) (Jointly Administered).

18.    “Claim” means any claim, as such term is defined in section 101(5) of the Bankruptcy Code.

19.    “Claims and Interests” means Claims against, and Interests in, any Debtor.

20.    “Claims Bar Date” means the date by which a Proof of Claim must be or must have been Filed, as established by (a) the Claims Bar Date Order, or (b) any other Final Order of the Bankruptcy Court, as applicable.

21.    “Claims Bar Date Order” means an order to be entered by the Bankruptcy Court, establishing the Claims Bar Date.

22.    “Claims Objection Deadline” means the deadline for objecting to a Claim against any Debtor, which shall be on the date that is the later of (a) 180 calendar days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by an order of the Bankruptcy Court for objecting to such Claims.

23.    “Claims or Interests” means Claims against, or Interests in, any Debtor.

24.    “Claims Register” means the official register of Claims against the Debtors maintained by the Voting and Claims Agent.

25.    “Class” means a class of Claims or Interests as set forth in Article III pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

26.    “Class A Common Stock” means the class A common stock, par value $.001 per share, of Reorganized Cumulus issued on the Effective Date, or upon exercise of the Special Warrants, which for the avoidance of doubt may include Restricted Stock.

27.    “Class B Common Stock” means the limited voting class B common stock, par value $.001 per share, of Reorganized Cumulus issued on the Effective Date, or upon exercise of the Special Warrants, which for the avoidance of doubt may include Restricted Stock, the terms of which Class B Common Stock will provide that it may be converted at the election of the Holder into Class A Common Stock on a one for one basis (subject to adjustment for stock splits, combinations, dividends or distributions with respect to the Class A Common Stock), subject to a determination by Reorganized Cumulus that such conversion would not result in a violation of the Communications Act or FCC rules and any necessary FCC approval.

28.     “Class B Election” means an election made by a Holder of an Allowed Credit Agreement Claim, Allowed Senior Notes Claim or Allowed General Unsecured Claim on the Ownership Certification that such Holder elects to receive Class B Common Stock in lieu of Class A Common Stock.

29.    “Committee” means the statutory committee of unsecured creditors of the Debtors, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee on December 11, 2017, the membership of which may be reconstituted from time to time.

30.    “Communications Act” means Chapter 5 of Title 47 of the United States Code, 47 U.S.C. § 151 et seq., as amended.

31.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

32.    “Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

33.    “Confirmation Hearing” means the confirmation hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

34.    “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code and approving the transactions contemplated thereby.

35.    “Consenting Equityholders” means, collectively, the Holders of Interests in Cumulus party to the Restructuring Support Agreement.

36.    “Consenting Term Loan Lenders” means, collectively, the Term Loan Lenders party to the Restructuring Support Agreement.

37.    “Consummation” means the occurrence of the Effective Date.

38.    “Convenience Claim” means a General Unsecured Claim that is either (a) in an amount that is equal to or less than $20,000 or (b) in an amount that is greater than $20,000, but with respect to which the Holder of such General Unsecured Claim voluntarily and irrevocably reduces the aggregate amount of such Claim to $20,000 pursuant to a valid election by the Holder of such General Unsecured Claim made on its Ballot on or before the Plan Voting Deadline.

39.    “Convenience Class Cap” means $2 million in the aggregate or such greater amount that is subject to the prior written consent of the Term Lender Group.

40.    “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 23, 2013, among Cumulus, Cumulus Media Holdings Inc., as borrower, certain lenders party thereto, the Credit Agreement Agent, and certain other agents party thereto.

41.    “Credit Agreement Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Credit Agreement (or any successor to JPMorgan Chase Bank, N.A., in such capacity).

42.     “Credit Agreement Claim” means any Claim against any Debtor derived from, based upon, relating to, or arising from the Credit Agreement or the related Loan Documents (as defined in the Credit Agreement).

43.    “Credit Documents” means, collectively, the (a) Credit Agreement, (b) each security agreement, guaranty, pledge agreement, mortgage, and any other document entered into pursuant to or in connection with the Credit Agreement, and (c) each other agreement that creates or purports to create or perfect a Lien or security interest in favor of the Credit Agreement Agent and/or the Term Loan Lenders.

44.    “Cumulus” means Cumulus Media Inc.

45.    “Cure Claim” means a Claim against any Debtor based upon such Debtor’s monetary default under an Executory Contract or Unexpired Lease at the time such contract or lease is assumed or assumed and assigned by such Debtor or Reorganized Debtor, as applicable, pursuant to section 365 of the Bankruptcy Code.

46.    “Cure Notice” means a notice of a proposed amount of Cash to be paid on account of a Cure Claim in connection with an Executory Contract or Unexpired Lease to be assumed, or assumed and assigned, under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include the amount of Cure Claim (if any) to be paid in connection therewith.

47.    “Debtor” means one of the Debtors, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases.

48.    “Debtor Release” means the releases set forth in Article VIII.D of the Plan.

49.    “Debtors” means, collectively: Cumulus Media Inc.; Cumulus Media Holdings Inc.; Consolidated IP Company LLC; Broadcast Software International; Incentrev-Radio Half Off, LLC; Cumulus Intermediate Holdings Inc.; Incentrev LLC; Cumulus Network Holdings Inc.; Cumulus Radio Corporation; LA Radio, LLC; KLOS-FM Radio Assets, LLC; Detroit Radio, LLC; DC Radio Assets, LLC; Chicago FM Radio Assets, LLC; Chicago Radio Assets, LLC; Atlanta Radio, LLC; Minneapolis Radio Assets, LLC; NY Radio Assets, LLC; Radio Assets LLC; San Francisco Radio Assets, LLC; WBAP-KSCS Assets, LLC; WPLJ Radio, LLC; Westwood One, Inc.; CMP Susquehanna Radio Holdings Corp.; Cumulus Broadcasting LLC; Dial Communications Global Media, LLC; Radio Networks, LLC; Westwood One Radio Networks, Inc.; CMP Susquehanna Corp.; Catalyst Media, Inc.; CMI Receivables Funding LLC; Susquehanna Pfaltzgraff Co.; CMP KC Corp.; Susquehanna Media Co.; Susquehanna Radio Corp.; KLIF Broadcasting, Inc.; and Radio Metroplex, Inc.

50.    “Debtors’ Case Information Website” means http://dm.epiq11.com/cumulus.

51.    “Declaratory Ruling” means a declaratory ruling adopted by the FCC granting the relief requested in the Petition for Declaratory Ruling

52.    “Description of Transaction Steps” means the description of the Restructuring Transactions as set forth in the Plan Supplement.

53.    “Disallowed” means, with reference to any Claim or a portion of a Claim, any Claim against any Debtor that (a) has been disallowed by a Final Order of the Bankruptcy Court, (b) has been listed by such Debtor in the Schedules, as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009, as $0, contingent, disputed, or unliquidated and as to which no Proof of Claim has been Filed by the applicable Claims Bar Date or deemed timely Filed pursuant to any Final Order of the Bankruptcy Court, (c) has been agreed to by the Holder of such Claim and the applicable Debtor to be equal to $0 or to be expunged, (d) has been reclassified, expunged, subordinated or estimated to the extent that such reclassification, expungement, subordination or estimation results in a reduction in the Filed amount of any Proof of Claim, or (e) has not been listed by such Debtor on the Schedules and as to which no Proof of Claim has been Filed by the applicable Claims Bar Date or deemed timely or properly Filed pursuant to any Final Order of the Bankruptcy Court. In each case a Disallowed Claim is disallowed only to the extent of disallowance, withdrawal, reclassification, expungement, subordination or estimation.

54.    “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Reorganized Debtors to make or facilitate distributions contemplated under the Plan.

55.    “Disclosure Statement” means the disclosure statement related to the Plan, including all exhibits and schedules thereto and references therein, which shall be subject to the rights of the Debtors and the Term Lender Group set forth in the Restructuring Support Agreement (including any and all exhibits thereto), as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

56.    “Disclosure Statement Order” means the Order Approving (A) the Adequacy of the Disclosure Statement; (B) Solicitation and Notice Procedures with Respect to Confirmation of the Joint Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code; (C) the Form of Ballots and Notices in Connection Therewith; (D) the Scheduling of Certain Dates with Respect Thereto; and (E) Related Relief [Docket No. 416].

57.    “Disputed” means, with respect to a Claim against any Debtor, (a) any Claim, proof of which was timely and properly Filed, which is disputed under Article VII of this Plan or as to which the Debtors or any other party in interest have interposed and not withdrawn an objection or request for estimation (pursuant to Article VII of this Plan or otherwise) that has not been determined by a Final Order, (b) any Claim, proof of which was required to be Filed by order of the Bankruptcy Court but as to which a Proof of Claim was not timely or properly Filed, (c) any Claim that is listed in the Schedules as unliquidated, contingent, or disputed, or (d) any Claim that is otherwise disputed by any of the Debtors, the Reorganized Debtors or any other party in interest, which dispute has not been withdrawn, resolved, or overruled by a Final Order of the Bankruptcy Court. For the avoidance of doubt, if no Proof of Claim has been Filed by the applicable Claims Bar Date and the Claim is not listed on the Schedules or has been or hereafter is listed on the Schedules as $0, disputed, contingent, or unliquidated, such Claim shall be Disallowed and shall be expunged from the Claims Register without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court.

58.    “Disputed Claim Reserve” means the reserve of Special Warrants created pursuant to Article VII.F. of this Plan.

59.    “Distribution Record Date” means the Confirmation Date or such later date as agreed to by the Reorganized Debtors and the Term Lender Group in their sole and absolute discretion; provided, however, that no distribution record date shall apply to the Senior Notes or any other publicly-held Securities.

60.    “DTC” means the Depository Trust Company.

61.    “Effective Date” means the first Business Day after the Confirmation Date on which (a) the conditions to the occurrence of the Effective Date have been satisfied or waived pursuant to Article IX.A and Article IX.B, (b) no stay of the Confirmation Order is in effect, and (c) the Debtors declare the Plan effective.

62.     “Employee Obligations” means the Debtors’ written contracts, agreements, policies, programs and plans for, among other things, compensation, reimbursement, indemnity, health care benefits, disability benefits, deferred compensation benefits, travel benefits, vacation and sick leave benefits, savings, severance benefits, including in the event of a change of control after the Effective Date, retirement benefits, welfare benefits, relocation programs, life insurance and accidental death and dismemberment insurance, including written contracts, agreements, policies, programs and plans for bonuses and other incentives or compensation for the directors, officers and employees of any of the Debtors who served in such capacity at any time (including any compensation programs approved by the Bankruptcy Court).

63.    “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

64.    “Estate” means, as to each Debtor, the estate created for such Debtor by section 541 of the Bankruptcy Code.

65.    “Equity Allocation Mechanism” means the methodology for allocating the New Securities among the Holders of Allowed Credit Agreement Claims, Allowed Senior Notes Claims, and Allowed General Unsecured Claims, set forth on Exhibit A hereto.

66.    “Exculpated Causes of Action” means any Causes of Action or Claim related to any act or omission derived from, based upon, related to, or arising from the Debtors’ in or out-of-court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, solicitation or Filing of the Disclosure Statement, the Plan (including any term sheets related thereto), or any contract, instrument, release, or other agreement or document created or entered into in connection with any of the foregoing, the funding of this Plan, the occurrence of the Effective Date, the administration of this Plan or the property to be distributed under this Plan, the pursuit of Confirmation or Consummation, and the administration and implementation of the Plan, including (a) the New Corporate Governance Documents, (b) the First Lien Exit Facility, (c) the New Revolving Credit Facility (if any), (d) the Restructuring Transactions, (e) the Restructuring Support Agreement, (f) the issuance of the New Securities (g) the Management Incentive Plan, and (g) the distribution of property under the Plan or any other agreement under the Plan; provided, that the Exculpated Parties shall be entitled, in all respects, to reasonably rely upon the advice of counsel with respect to the foregoing.

67.    “Exculpated Party” means each of: (a) the Debtors, (b) the Reorganized Debtors, (c) the Consenting Term Loan Lenders, (d) the Consenting Equityholders, (e) the Credit Agreement Agent, (f) with respect to each of the foregoing Entities in clauses (a) through (e), the manager, management company, or investment advisor of any of the foregoing, and each of such Entities’ respective current and former Affiliates, predecessors, successors, assigns, subsidiaries, managed accounts or funds, and (g) with respect to each of the foregoing Entities (a) through (f), such Entities’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, independent contractors, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

68.    “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

69.    “Federal Judgment Rate” means the interest rate applicable to a judgment entered on the Petition Date that is subject to section 1961 of the Judicial Code, as determined in accordance with that statute.

70.     “FCC” means the Federal Communications Commission, including any official bureau or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the Effective Date.

71.    “FCC Applications” means collectively, each application, petition, or other request filed with the FCC in connection with this restructuring and the Plan.

72.    “FCC Approval” means the FCC’s grant of the FCC Long Form Application.

73.    “FCC Licenses” means broadcasting and other licenses, authorizations, waivers and permits that are issued from time to time by the FCC.

74.    “FCC Long Form Application” means the applications filed with the FCC seeking FCC consent to the Transfer of Control.

75.    “FCC Ownership Procedures Order” means an order to be entered by the Bankruptcy Court establishing procedures for, among other things, completion and submission of the Ownership Certification.

76.    “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court, the Clerk of the Bankruptcy Court, or any of its or their authorized designees in the Chapter 11 Cases, including with respect to a Proof of Claim, the Voting and Claims Agent.

77.    “Final Order” means an order, ruling or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

78.    “First Lien Exit Credit Agreement” means the credit agreement evidencing the First Lien Exit Facility.

79.    “First Lien Exit Facility” means the new first lien term loan facility to be entered into by the Reorganized Debtors on the terms consistent with those set forth in the First Lien Exit Facility Term Sheet.

80.    “First Lien Exit Facility Agent” means JPMorgan Chase Bank, N.A., or another financial institution, in its capacity as administrative agent under the First Lien Exit Facility.

81.    “First Lien Exit Facility Term Sheet” means the term sheet attached as Annex B to the Restructuring Term Sheet setting forth the material terms and conditions of the First Lien Exit Facility.

82.    “First Lien Exit Facility Documents” means the First Lien Exit Credit Agreement and each guarantee, security agreement, deed of trust, mortgage, or other documents and agreements entered into in connection with the First Lien Exit Facility.

83.    “General Unsecured Claim” means any Unsecured Claim against the Debtors that is not (a) an Administrative Claim, (b) a Priority Tax Claim, (c) a Priority Non-Tax Claim, (d) an Accrued Professional Compensation Claim, (e) a Credit Agreement Claim, (f) a Senior Notes Claim, (g) a Convenience Claim, (h) a Subordinated Claim, or (i) an Intercompany Claim, or is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

84.    “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

85.    “Holder” means an Entity holding a Claim or Interest.

86.    “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place as of the Petition Date, whether in the Debtors’ by-laws, certificates of incorporation, other formation documents, board resolutions, or in the contracts of the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors.

87.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

88.    “Intercompany Claim” means any Claim held by a Debtor or a wholly-owned subsidiary of a Debtor against a Debtor.

89.    “Intercompany Interest” means an Interest held by a Debtor in another Debtor or Debtor Affiliate.

90.    “Interests” means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, whether or not fully-vested or vesting in the future, that existed immediately before the Effective Date.

91.    “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals entered on December 21, 2017 [Docket No. 161].

92.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1-5001.

93.    “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

94.    “Local Rules” means the Local Rules of the United States Bankruptcy Court for the Southern District of New York.

95.     “Management Employment Agreements” means those management employment agreements by and between any Debtor and such Debtor’s employees existing and effective as of the Petition Date.

96.    “Management Incentive Plan” means that certain management incentive plan of the Reorganized Debtors to be in effect on and after the Effective Date, which is consistent in all respects with the Management Incentive Plan term sheet attached as Annex C to the Restructuring Term Sheet, the material terms of which shall be set forth in the Plan Supplement.

97.    “Merlin Claims” means all Claims against the Debtors arising under, relating to, or in connection with that certain Put and Call Agreement, dated as of January 2, 2014, by and among Merlin Media, LLC, Merlin Media License, LLC, Chicago FM Radio Assets, LLC, and Radio License Holdings LLC for WLUP-FM and WIQI(FM), which Claims shall be deemed Subordinated Claims unless they are otherwise Allowed as General Unsecured Claims, whether by Bankruptcy Court order or otherwise.

98.    “New Boards” means, collectively, the New Cumulus Board and the New Subsidiary Boards, as initially established on the Effective Date in accordance with the terms of the Plan and the applicable New Corporate Governance Documents, the selection of which shall be consistent in all material respects with the Restructuring Term Sheet.

99.    “New By-Laws” means the form of the by-laws or the limited liability company agreements, as applicable, of each of the Reorganized Debtors effective on and after the Effective Date, each substantially in the form included in the Plan Supplement, and each of which shall be consistent in all material respects with the Restructuring Term Sheet.

100.    “New Certificates of Incorporation” means the form of the certificates of incorporation or the certificates of formation, as applicable, of each of the Reorganized Debtors, effective on and after the Effective Date, each substantially in the form included in the Plan Supplement, and each of which shall be consistent in all material respects with the Restructuring Term Sheet.

101.    “New Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.

102.    “New Corporate Governance Documents” means, as applicable, the New Certificates of Incorporation, the New By-Laws, or such other applicable formation documents of each of the Reorganized Debtors, including the New Shareholders’ Agreement, if any, effective on and after the Effective Date, each in form and substance satisfactory to each of the Debtors and the Term Lender Group, and each consistent in all material respects with the Restructuring Term Sheet.

103.    “New Cumulus Board” means the initial board of directors of Reorganized Cumulus on the Effective Date, as set forth in the Plan Supplement, the selection of which shall be consistent in all material respects with the Restructuring Term Sheet.

104.    “New Revolving Credit Facility” means a new asset-based or other revolving credit facility to be provided to the Reorganized Debtors under the New Revolving Credit Facility Agreement and other New Revolving Credit Facility Documents, consistent in all material respects with the Restructuring Term Sheet.

105.    “New Revolving Credit Facility Agent” means a financial institution in its capacity as administrative agent, collateral agent, and/or issuing bank under the New Revolving Credit Facility.

106.    “New Revolving Credit Facility Agreement” means the credit agreement governing the New Revolving Credit Facility, consistent in all material respects with the Restructuring Term Sheet.

107.    “New Revolving Credit Facility Documents” means, collectively, the New Revolving Credit Facility Agreement and any amendments, restatements, modifications, or supplements thereto, as well as any related notes, certificates, agreements, security agreements, documents and instruments (including any amendments, restatements, modifications, or supplements of any of the foregoing) related to or executed in connection with the New Revolving Credit Facility Agreement, consistent in all material respects with the Restructuring Term Sheet.

108.    “New Shareholders’ Agreement” means that certain shareholders’ agreement, if any, effective as of the Effective Date, addressing certain matters relating to New Common Stock, a form of which will be included in the Plan Supplement, which shall be consistent in all material respects with the Restructuring Term Sheet.

109.    “New Subsidiary Boards” means, with respect to each of the Reorganized Debtors other than Reorganized Cumulus, the initial board of directors, board of managers, or member, as the case may be, of each such Reorganized Debtor as set forth in the Plan Supplement each of which shall be acceptable to the Term Lender Group.

110.    “New Securities” means, collectively, the New Common Stock and the Special Warrants.

111.    “Opt-Out Forms” means election forms distributed to Holders of Claims or Interests, as applicable, in Classes 1, 2, 8 and 10, for such Holders to complete if they elect not to grant the Third-Party Release.

112.    “Other Secured Claim” means any Secured Claim that is not a Credit Agreement Claim.

113.    “Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors, in consultation with the Term Lender Group, or Reorganized Cumulus, as applicable, to determine (x) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules, and (y) whether the holding of more than 4.99% of the Class A Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Approval.

114.    “Person” means a person as such term is defined in section 101(41) of the Bankruptcy Code.

115.    “Petition Date” means November 29, 2017, the date on which each of the Debtors commenced its respective Chapter 11 Case.

116.    “Petition for Declaratory Ruling” means a filing with the FCC by Cumulus pursuant to 47 C.F.R. § 1.5000 for Reorganized Cumulus to exceed the 25% indirect foreign ownership benchmark in 47 U.S.C. § 310(b)(4).

117.    “Plan” means this First Amended Joint Plan of Reorganization of Cumulus Media Inc. and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, modified, or supplemented from time to time), including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, which are incorporated herein by reference.

118.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, which shall be subject to the rights of the Debtors and the Term Lender Group set forth in the Restructuring Support Agreement (including any and all exhibits thereto), and solely with respect to the First Lien Exit Credit Agreement, reasonably acceptable to the First Lien Exit Facility Agent, to be Filed by the Debtors no later than five (5) calendar days before the Plan Voting Deadline, and as may be amended, modified, or supplemented from time to time in accordance with the terms hereof, the Restructuring Support Agreement, the Bankruptcy Code, and the Bankruptcy Rules, including the following: (a) the New Corporate Governance Documents for the Reorganized Debtors; (b) the Schedule of Rejected Executory Contracts and Unexpired Leases; (c) a list of retained Causes of Action; (d) the members of the New Cumulus Board; (e) the Description of Transaction Steps; (f) the documents needed to effectuate the Management Incentive Plan; (g) the First Lien Exit Credit Agreement; (h) the New Revolving Credit Facility Agreement (if any); and (i) the Special Warrants (and the underlying Warrant Agreement). Any reference to the Plan Supplement in this Plan shall include each of the documents identified in (a) through (i) above. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date in accordance with Article X.A of the Plan, and the Reorganized Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement in accordance with applicable law, subject in all respects to the rights of the Term Lender Group set forth in the Restructuring Support Agreement.

119.    “Plan Voting Deadline” means the date set by the Bankruptcy Court in the Disclosure Statement Order by which Ballots and Opt-Out Forms must be received by the Voting and Claims Agent.

120.    “Priority Non-Tax Claims” means any Claim against any Debtor, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

121.    “Priority Tax Claims” means any Claim against any Debtor of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

122.    “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

123.    “Professional Fee Escrow Account” means an account, which may be interest-bearing, funded by the Debtors with Cash on or prior to the Effective Date in an amount equal to the Professional Fee Escrow Amount.

124.    “Professional Fee Escrow Amount” means the aggregate amount of Accrued Professional Compensation Claims and other unpaid fees and expenses that Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.B of the Plan.

125.    “Proof of Claim” means a written proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

126.     “Pro Rata” means the proportion that an Allowed Claim or Interest in a particular Class bears to the aggregate amount of all Allowed Claims or Interests, as applicable, in that Class, or the proportion of the Allowed Claims or Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Interest under the Plan.

127.    “Reinstated” means, with respect to any Claim or Interest, the treatment provided for in section 1124 of the Bankruptcy Code.

128.    “Released Party” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Term Loan Lenders; (d) the Credit Agreement Agent; (e) the Consenting Equityholders; (f) the Committee; (g) each of the members of the Committee; (h) the Senior Notes Indenture Trustee; (i) with respect to each of the foregoing Entities in clauses (a) through (h), each of such Entity’s respective current and former Affiliates, predecessors, successors, assigns, subsidiaries, managed accounts or funds; and (j) with respect to each of the foregoing Entities in clauses (a) through (i), such Entities’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, independent contractors, management companies, investment advisors, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided, that any Holder of a Claim or Interest that elects to opt-out of the Third-Party Release shall not constitute a Released Party (even if for any reason otherwise entitled).

129.    “Releasing Parties” means each of: (a) the Debtors; (b) the Reorganized Debtors; (c) the Consenting Term Loan Lenders; (d) the Credit Agreement Agent; (e) the Consenting Equityholders; (f) the Committee; (g) each of the members of the Committee; (h) the Senior Notes Indenture Trustee; (i) all Holders of Claims and Interests that are deemed Unimpaired and presumed to accept the Plan and do not elect to opt-out of the Third-Party Release; (j) all Holders of Claims and Interests who vote to accept the Plan; (k) all Holders of Claims and Interests entitled to vote on the Plan who abstain from voting on the Plan and do not elect on their Ballot to opt-out of the Third-Party Release; (l) all Holders of Claims and Interests entitled to vote on the Plan who vote to reject the Plan but do not elect on their Ballot to opt-out of the Third-Party Release; (m) all other Holders of Claims and Interests who are deemed to reject the Plan and do not elect to opt-out of the Third-Party Release; (n) with respect to each of the foregoing Entities in clauses (a) through (m), each of such Entity’s respective current and former Affiliates, predecessors, successors, assigns, subsidiaries, managed accounts or funds; and (o) with respect to each of the foregoing Entities in clauses (a) through (n), such Entities’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), principals, members, employees, agents, independent contractors, management companies, investment advisors, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

130.    “Reorganized Debtors” means (a) the Debtors, or any successor or assignee thereto, by merger, consolidation, or otherwise, on or after the Effective Date, and (b) to the extent not already encompassed by clause (a), Reorganized Cumulus and any newly formed subsidiaries thereof, on or after the Effective Date.

131.    “Reorganized Cumulus” means either (a) Cumulus or any successor thereto, as reorganized pursuant to and under the Plan, or (b) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors, the Restructuring Support Parties or a designee thereof to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Securities to be distributed pursuant to the Plan, in each case, on and after the Effective Date.

132.    “Restricted Stock” means shares of New Common Stock that are subject to temporary restrictions prohibiting certain transfers of such shares, and prohibiting the trading of such shares, on any national securities exchange.

133.    “Restricted Stock Election” means an election made by a Holder of an Allowed Credit Agreement Claim on the Ownership Certification that such Holder elects to receive its New Common Stock in the form of Restricted Stock.

134.    “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of November 29, 2017, by Cumulus on behalf of itself and each of its direct and indirect subsidiaries, and, as applicable, the Consenting Term Loan Lenders and the Consenting Equityholders (as amended, supplemented or modified from time to time, including all exhibits thereto).

135.    “Restructuring Support Parties” means those parties who are signatories to the Restructuring Support Agreement, other than the Debtors.

136.    “Restructuring Term Sheet” means the Restructuring Term Sheet, dated as of November 29, 2017, attached as Exhibit A to the Restructuring Support Agreement (as amended, supplemented or modified from time to time, including all annexes thereto).

137.    “Restructuring Transactions” means, collectively, one or more transactions pursuant to section 1123 of the Bankruptcy Code to occur on the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) all transactions necessary to provide for the purchase of substantially all of the assets of, or Interests in, any of the Debtors by Reorganized Cumulus or one or more Entities to be wholly-owned by Reorganized Cumulus, which purchase may be structured as a taxable transaction for U.S. federal income tax purposes; (e) the filing of any required FCC Applications; and (f) all other actions that the Debtors or Reorganized Debtors, as applicable, on the one hand, and the Term Lender Group, on the other hand, determine to be necessary or appropriate, including filings or recordings that may be required by applicable law, subject to the terms and conditions of the Restructuring Support Agreement. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations or other transactions as may be determined by the Debtors or Reorganized Debtors, in consultation with the Term Lender Group, to be necessary or appropriate to effectuate the Plan, and may include, among other things, the dissolution of CMI Receivables Funding LLC on or after the Effective Date; provided, that, in all cases the Restructuring Transactions shall be subject to the terms and conditions of the Restructuring Support Agreement (including any and all exhibits thereto).

138.    “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule (as may be amended) as determined by the Debtors or the Reorganized Debtors, with the consent of the Term Lender Group, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Debtors pursuant to the provisions of Article V of the Plan, and included in the Plan Supplement.

139.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

140.     “Secured” means when referring to a Claim against any Debtor: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) Allowed as such pursuant to the Plan.

141.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, together with the rules and regulations promulgated thereunder.

142.    “Security” means a security as defined in section 2(a)(1) of the Securities Act.

143.    “Senior Notes” means those certain 7.75% notes due 2019 that were issued pursuant to the Senior Notes Indenture.

144.    “Senior Notes Claim” means any Claim against any Debtor derived from, based upon, relating to, or arising from the Senior Notes Indenture.

145.    “Senior Notes Indenture” means that certain indenture, dated as of May 13, 2011, by and among Cumulus Media Holdings Inc., the guarantors named therein, and the Senior Notes Indenture Trustee (as amended, modified, or supplemented from time to time).

146.    “Senior Notes Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee, transfer agent, registrar, authentication agent, and paying agent under the Senior Notes Indenture.

147.    “Special Warrant” means a 20-year warrant issued by Reorganized Cumulus, with a nominal exercise price, to purchase Class A Common Stock or Class B Common Stock, the terms of which will provide that it will not be exercisable unless such exercise otherwise complies with applicable law, the form of which warrant is reasonably acceptable to the Debtors and the Term Lender Group.

148.    “Subordinated Claim” means any Claim against any Debtor that is subordinated under section 510 of the Bankruptcy Code.

149.    “Term Lender Group” has the meaning set forth in the Restructuring Term Sheet.

150.    “Term Loan Lender Equity Distribution” means a distribution of Class A Common Stock, Class B Common Stock and/or Special Warrants to purchase shares of Class A Common Stock or Class B Common Stock, which New Common Stock (inclusive of the shares that may be exercised in connection with the Special Warrants) will constitute, in the aggregate, 83.5% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan, and to be allocated among the Holders of Allowed Credit Agreement Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

151.    “Term Loan Lenders” means the lenders from time to time party to the Credit Agreement.

152.    “Third-Party Release” means the releases set forth in Article VIII.E of the Plan.

153.    “Transfer of Control” means the transfer of control of the FCC Licenses held by any of the subsidiaries of Cumulus as a result of the issuance of the New Common Stock to the Holders of Allowed Credit Agreement Claims, Allowed Senior Notes Claims, and Allowed General Unsecured Claims.

154.    “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

155.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

156.    “Unsecured Claim” means any Claim against any of the Debtors that is neither Secured nor entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

157.    “Unsecured Creditor Equity Distribution” means a distribution of Class A Common Stock, Class B Common Stock and/or Special Warrants to purchase shares of Class A Common Stock or Class B Common Stock, which New Common Stock (inclusive of the shares that may be exercised in connection with the Special Warrants) will constitute, in the aggregate, 16.5% of all of the issued and outstanding New Common Stock issued on the Effective Date, subject to dilution by the Management Incentive Plan, and to be allocated among the Holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

158.    “U.S. Trustee” means the United States Trustee for the Southern District of New York.

159.    “Voting and Claims Agent” means Epiq Bankruptcy Solutions, LLC, in its capacity as notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases on the terms of an order or orders of the Bankruptcy Court.

160.    “Warrant Agreement” means the form of warrant agreement governing the Special Warrants, which form shall be reasonably acceptable to the Debtors and the Term Lender Group.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order, and such interpretation shall be binding; (9) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and the Bankruptcy Rules; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) any undefined term used herein that is defined in the Bankruptcy Code shall have the meaning ascribed to such term in the Bankruptcy Code; (15) unless otherwise specified herein, whenever the words “include,” “includes,” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; and (16) unless otherwise specified herein, references from or through any date mean from and including or through and including.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims.

1.    Administrative Claims.

Except with respect to Administrative Claims that are Accrued Professional Compensation Claims, and except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Holder, each Holder of an Allowed Administrative Claim shall be paid in full in Cash on the later of: (a) on or as soon as reasonably practicable after the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) on or as soon as reasonably practicable after the date such Administrative Claim is Allowed; and (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in the ordinary course of business (or as otherwise approved by the Bankruptcy Court) in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to such transactions.

A notice setting forth the Administrative Claims Bar Date will be (i) Filed on the Bankruptcy Court’s docket and served with the notice of entry of the Confirmation Order; and (ii) posted on the Debtors’ Case Information Website. No other notice of the Administrative Claims Bar Date will be provided. Except as otherwise provided in this Article II.A, requests for payment of Administrative Claims that accrued on or before the Effective Date (other than Accrued Professional Compensation Claims) must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. If for any reason any such Administrative Claim is incapable of being forever barred and discharged, then the Holder of such Claim shall not have recourse to any property of the Reorganized Debtors to be distributed pursuant to the Plan. Objections to such requests for payment of an Administrative Claim, if any, must be Filed and served on the Reorganized Debtors and the requesting party no later than the Administrative Claims Objection Deadline.

B.	Professional Compensation.

1.    Professional Fee Escrow Account.

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish the Professional Fee Escrow Account. The Debtors shall fund the

Professional Fee Escrow Account with Cash in the amount of the aggregate Professional Fee Escrow Amount for all Professionals. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be property of the Debtors’ Estates, subject to the release of Cash to the Reorganized Debtors from the Professional Fee Escrow Account in accordance with Article II.B.2 herein.

2.    Final Fee Applications and Payment of Accrued Professional Compensation Claims.

All final requests for payment of Accrued Professional Compensation Claims shall be Filed no later than sixty (60) calendar days after the Effective Date. Such requests shall be Filed with the Bankruptcy Court and served as required by the Interim Compensation Order and the Case Management Procedures, as applicable. The objection deadline relating to a final fee application shall be 4:00 p.m. (prevailing Eastern time) on the date that is thirty (30) calendar days after the filing of such final fee application. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any applicable Bankruptcy Court orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The Allowed amount of Accrued Professional Compensation Claims owing to the Professionals, after taking into account any prior payments, shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account promptly following the date when such Claims are Allowed by a Final Order. To the extent that funds held in the Professional Fee Escrow Account are unable to satisfy the Allowed amount of Accrued Professional Compensation Claims owing to the Professionals, the Reorganized Debtors shall pay such amounts within seven (7) Business Days of entry of the order approving such Accrued Professional Compensation Claims. After all Allowed Accrued Professional Compensation Claims have been paid in full, the escrow agent shall promptly return any amounts remaining in the Professional Fee Escrow Account to the Reorganized Debtors.

3.    Professional Fee Escrow Amount.

The Professionals shall estimate their Accrued Professional Compensation Claims before and as of the Effective Date, taking into account any prior payments, and shall deliver such estimate to the Debtors no later than five (5) Business Days prior to the anticipated Effective Date, as shall be indicated by the Debtors to such Professionals in writing as soon as reasonably practicable following Confirmation of the Plan; provided, however, that such estimate shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by such estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total amount so estimated shall comprise the Professional Fee Escrow Amount.

4.    Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the legal, professional, or other fees and expenses of Professionals that have been formally retained in accordance with sections 327, 363, or 1103 of the Bankruptcy Code before the Confirmation Date. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, settlement, release, and discharge of each Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, in the discretion of the applicable Debtor or Reorganized Debtor, with the reasonable consent of the Term Lender Group, one of the following treatments: (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code, payable on or as soon as practicable following the Effective Date; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder and the Debtors, in consultation with the Term Lender Group, or otherwise determined by an order of the Bankruptcy Court.

D.	Statutory Fees.

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. Thereafter, each applicable Reorganized Debtor shall pay all U.S. Trustee fees due and owing under section 1930 of the Judicial Code in the ordinary course until the earlier of (i) the entry of a final decree closing the applicable Reorganized Debtor’s Chapter 11 Case, or (ii) the Bankruptcy Court enters an order converting or dismissing the applicable Reorganized Debtor’s Chapter 11 Case. Any deadline for filing Administrative Claims or Accrued Professional Compensation Claims shall not apply to U.S. Trustee fees.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of Classes of Claims and Interests. All Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim against a Debtor also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date. With respect to the treatment of all Claims and Interests as set forth in Article III.C hereof, the consent rights of the Term Lender Group to settle or otherwise compromise Claims are as set forth in the Restructuring Support Agreement.

B.	Summary of Classification.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H hereof.

The following chart summarizes the classification of Claims and Interests pursuant to the Plan:2

Class	Claim/Interest	Status	Voting Rights
1	Priority Non-Tax Claims	Unimpaired	Deemed to Accept

2	Other Secured Claims	Unimpaired	Deemed to Accept

3	Credit Agreement Claims	Impaired	Entitled to Vote

4	Convenience Claims	Impaired	Entitled to Vote

5	Senior Notes Claims	Impaired	Entitled to Vote

6	General Unsecured Claims	Impaired	Entitled to Vote

7	Intercompany Claims	Unimpaired/Impaired	Deemed to Accept or Reject

8	Subordinated Claims	Impaired	Deemed to Reject

9	Intercompany Interests	Unimpaired/Impaired	Deemed to Accept or Reject

10	Interests in Cumulus	Impaired	Deemed to Reject

C.	Treatment of Claims and Interests.

To the extent a Class contains Allowed Claims or Interests with respect to a particular Debtor, the treatment provided to each Class for distribution purposes is specified below:

1.	Class 1 - Priority Non-Tax Claims.

(a)	Classification: Class 1 consists of all Priority Non-Tax Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, settlement, compromise, release and discharge of each Allowed Priority Non-Tax Claim, each Holder of an Allowed Priority Non-Tax Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, in the discretion of the applicable Debtor or Reorganized Debtor, with the consent of the Term Lender Group, either:

(i)	payment in full in Cash; or

(ii)	Reinstatement of such Allowed Priority Non-Tax Claim.

(c)	Voting: Class 1 is Unimpaired by the Plan, and each Holder of a Class 1 Priority Non-Tax Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed

[2]	The information in the table is provided in summary form and is qualified in its entirety by Article III.C hereof.

Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, in the discretion of the applicable Debtor or Reorganized Debtor, with the consent of the Term Lender Group, either:

(i)	payment in full in Cash;

(ii)	Reinstatement of such Allowed Other Secured Claim; or

(iii)	delivery of the collateral securing any such Allowed Other Secured Claim and payment of any interest required under section 506(b) of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired by the Plan, and each Holder of a Class 2 Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 Other Secured Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 - Credit Agreement Claims.

(a)	Classification: Class 3 consists of all Credit Agreement Claims.

(b)	Allowance: On the Effective Date, the Credit Agreement Claims shall be Allowed in the aggregate principal amount of $1, 728,614,099.90, plus accrued and unpaid interest on such principal amount through the Petition Date and other amounts due and owing pursuant to the Credit Agreement and orders of the Bankruptcy Court, including such other amounts required to be paid as adequate protection under the Cash Collateral Order through and including the Effective Date, and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), counterclaims, crossclaims, defenses, disallowance, impairment, objection, or any other challenges under any applicable law or regulation by any person or entity.

(c)	Treatment: Except to the extent that a Holder of an Allowed Credit Agreement Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Credit Agreement Claim, each Holder of an Allowed Credit Agreement Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, its Pro Rata share of and interest in (i) the First Lien Exit Facility, and (ii) the Term Loan Lender Equity Distribution; provided, that the Debtors and the Term Lender Group may determine, in their reasonable discretion, to provide, at the election of a Holder of an Allowed Credit Agreement Claim, that such Holder may elect to receive its Pro Rata share of the Term Loan Lender Equity Distribution in the form of Restricted Stock issued in an amount of value equal to the Pro Rata share of the Term Loan Lender Equity Distribution such Holder would otherwise receive pursuant to this section; provided, further, and notwithstanding anything herein to the contrary, that the distribution of the Term Loan Lender Equity Distribution shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

(d)	Voting: Class 3 is Impaired. Therefore, Holders of Class 3 Credit Agreement Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 - Convenience Claims.

(a)	Classification: Class 4 consists of all Convenience Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed Convenience Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Convenience Claim, each Holder of an Allowed Convenience Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, Cash in an amount equal to 100% of the Allowed Convenience Claim; provided, that Cash distributions to Holders of Allowed Convenience Claims shall not, in the aggregate, exceed the Convenience Class Cap without the prior written consent of the Term Lender Group; provided, further, that if the aggregate amount of Allowed Convenience Claims exceeds the Convenience Class Cap and the Term Lender Group does not consent to an increase in the Convenience Class Cap, then each Holder of an Allowed Convenience Claim shall receive Cash in an amount equal to its Pro Rata share of the Convenience Class Cap.

(c)	Voting: Class 4 is Impaired. Therefore, Holders of Class 4 Convenience Claims are entitled to vote to accept or reject the Plan. Notwithstanding the foregoing, if the aggregate Allowed amount of all Allowed Convenience Claims is less than or equal to the Convenience Class Cap, then the Debtors reserve the right to assert that the Holders of Class 4 Convenience Claims are Unimpaired.

5.	Class 5 - Senior Notes Claims.

(a)	Classification: Class 5 consists of all Senior Notes Claims.

(b)	Allowance: On the Effective Date, the Senior Notes Claims shall be Allowed in the aggregate principal amount of $610 million, (i) plus accrued and unpaid interest on such principal amount through the Petition Date, plus (ii) if Allowed by Final Order other than the Confirmation Order, accrued and unpaid interest (but excluding any amounts included in clause (i)), premiums, fees and costs and expenses, including, without limitation, attorney’s fees, trustee’s fees, and other professional fees and disbursements, and other obligations, in each case, solely to the extent owing under the Senior Notes Indenture.

(c)	Treatment: Except to the extent that a Holder of an Allowed Senior Notes Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, its Pro Rata share of the Unsecured Creditor Equity Distribution. The Unsecured Creditor Equity Distribution shall be allocated Pro Rata to Holders of Allowed Claims in Classes 5 and 6, and notwithstanding anything in the Plan to the contrary, shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

(d)	Voting: Class 5 is Impaired. Therefore, Holders of Class 5 Senior Notes Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 - General Unsecured Claims.

(a)	Classification: Class 6 consists of all General Unsecured Claims.

(b)	Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in exchange for and in full and final satisfaction, compromise, settlement, release, and discharge of each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive, on the Effective Date or as soon as reasonably practicable thereafter, its Pro Rata share of the Unsecured Creditor Equity Distribution. The Unsecured Creditor Equity Distribution shall be allocated Pro Rata to Holders of Allowed Claims in Classes 5 and 6, and notwithstanding anything in the Plan to the contrary, shall be made pursuant to, and subject to the terms and conditions of, the Equity Allocation Mechanism.

(c)	Voting: Class 6 is Impaired. Therefore, Holders of Class 6 General Unsecured Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 - Intercompany Claims.

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: On the Effective Date or as soon as reasonably practicable thereafter, Allowed Intercompany Claims shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the reasonable consent of the Term Lender Group, either (i) Reinstated as of the Effective Date, or (ii) cancelled without any distribution on account of such Intercompany Claims.

(c)	Voting: Class 7 is Unimpaired or Impaired by the Plan, and each Holder of a Class 7 Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 7 Intercompany Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 - Subordinated Claims.

(a)	Classification: Class 8 consists of all Subordinated Claims.

(b)	Treatment: Subordinated Claims shall be subordinated to all other Claims against the Debtors, shall receive no distributions on account of such Subordinated Claims, and shall be discharged.

(c)	Voting: Class 8 is Impaired by the Plan, and each Holder of a Class 8 Subordinated Claim is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 8 Subordinated Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 - Intercompany Interests.

(a)	Classification: Class 9 consists of all Intercompany Interests.

(b)	Treatment: To preserve the Debtors’ corporate structure, on the Effective Date, or as soon thereafter as reasonably practicable, all Intercompany Interests shall be, at the option of the Debtors or the Reorganized Debtors, as applicable, with the reasonable consent of the Term Lender Group, either (i) Reinstated as of the Effective Date, or (ii) cancelled without any distribution on account of such Intercompany Interests.

(c)	Voting: Class 9 is Unimpaired or Impaired by the Plan, and each Holder of a Class 9 Intercompany Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 9 Intercompany Interests are not entitled to vote to accept or reject the Plan.

10.	Class 10 - Interests in Cumulus.

(a)	Classification: Class 10 consists of all Interests in Cumulus.

(b)	Treatment: On the Effective Date, all Interests in Cumulus shall be cancelled without any distribution on account of such Interests in Cumulus.

(c)	Voting: Class 10 is Impaired by the Plan, and each Holder of a Class 10 Interest in Cumulus is conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Class 10 Interests in Cumulus are not entitled to vote to accept or reject the Plan.

D.	Voting of Claims.

Each Holder of a Claim in an Impaired Class that is entitled to vote on the Plan as of the record date for voting on the Plan pursuant to Article III hereof shall be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order or any other order of the Bankruptcy Court.

E.	No Substantive Consolidation.

Although the Plan is presented as a joint plan of reorganization, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in this Plan or the Disclosure Statement shall constitute or be deemed to constitute an admission that any one or all of the Debtors is subject to or liable for any Claims against any other Debtor.

F.	Acceptance by Impaired Classes.

Pursuant to section 1126(c) of the Bankruptcy Code, and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if Holders of at least two-thirds in dollar amount and more than one-half in number of the Claims of such Class entitled to vote that actually vote on the Plan have voted to accept the Plan. Credit Agreement Claims (Class 3), Convenience Claims (Class 4), Senior Notes Claims (Class 5), and General Unsecured Claims (Class 6) are Impaired, and the votes of Holders of Claims in such Classes will be solicited. If a Class contains Holders of Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims in such Class.

G.	Special Provision Governing Claims.

Except as specifically provided in the Plan, nothing in the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Claims, including legal and equitable defenses to or setoffs or recoupments against, any such Claims.

H.	Elimination of Vacant Classes.

Any Class of Claims or Interests that, with respect to any Debtor, does not have a Holder of an Allowed Claim or Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court solely for voting purposes as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan with respect to such Debtor for purposes of (i) voting to accept or reject the Plan and (ii) determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Consensual Confirmation.

The Plan shall be deemed a separate chapter 11 plan for each Debtor. To the extent that there is no rejecting Class of Claims in the chapter 11 plan of any Debtor, such Debtor shall seek Confirmation of its plan pursuant to section 1129(a) of the Bankruptcy Code.

J.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims.

K.	Controversy Concerning Impairment or Classification.

If a controversy arises as to whether any Claims or Interests or any Class of Claims or Interests is Impaired or is properly classified under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy on or before the Confirmation Date.

L.	Subordinated Claims.

Except as expressly provided herein, the allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan, as applicable with the First Lien Exit Facility, the New Revolving Credit Facility (if any), the New Securities, and other Cash of the Debtors, including Cash from business operations, which shall be sufficient to make the other required payments on or after the Effective Date under the Plan and provide the Reorganized Debtors with working capital necessary to run their business. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance; provided, that, to the extent that a term of the Plan conflicts with the term of any such instruments or other documents, the terms of this Plan shall govern.

For the avoidance of doubt, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan, subject in all respects to the terms of the First Lien Exit Facility and the New Revolving Credit Facility, if any. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

B.	First Lien Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the First Lien Exit Facility, the terms of which will be set forth in the First Lien Exit Facility Documents. All Holders of Allowed Credit Agreement Claims entitled to distribution hereunder shall be deemed to be a party to, and bound by, the First Lien Exit Facility Agreement, regardless of whether such Holder has executed a signature page thereto. Confirmation of the Plan shall be deemed approval of the First Lien Exit Facility and the First Lien Exit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into and execute the First Lien Exit Facility Documents and such other documents as may be required to effectuate the treatment afforded by the First Lien Exit Facility. On the Effective Date, all of the Liens and security interests to be granted in accordance with the First Lien Exit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the First Lien Exit Facility Documents, (c) shall be deemed perfected on the Effective Date, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

C.	New Revolving Credit Facility.

On the Effective Date, the Reorganized Debtors shall be authorized, but not directed, to enter into the New Revolving Credit Facility (if any), the terms of which will be set forth in the New Revolving Credit Facility Documents (if any). Confirmation of the Plan shall be deemed approval of the New Revolving Credit Facility and the New Revolving Credit Facility Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, and authorization of the Reorganized Debtors to enter into and execute the New Revolving Credit Facility Documents (if any) and such other documents as may be required to effectuate the treatment afforded by any such New Revolving Credit Facility. On the Effective Date, if the Reorganized Debtors have obtained a New Revolving Credit Facility, all of the Liens and security interests to be granted in accordance with the New Revolving Credit Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Revolving Credit Facility Documents, (c) shall be deemed perfected on the Effective Date, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the persons and entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and the Reorganized Debtors shall thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

D.	Issuance and Distribution of New Securities.

On the Effective Date, or as soon as reasonably practicable thereafter, subject to Article IV.H, the New Securities shall be distributed to (a) Holders of Allowed Claims in Class 3, (b) Holders of Allowed Claims in Class 5, and (c) Holders of Allowed Claims in Class 6, as and if applicable. In each case, such New Securities shall be subject to dilution by any New Common Stock issued pursuant to the Management Incentive Plan. All Holders of

Allowed Credit Agreement Claims, Allowed Senior Notes Claims and Allowed General Unsecured Claims entitled to distribution hereunder shall be deemed to be a party to, and bound by, the New Shareholders’ Agreement, if any, regardless of whether such Holder has executed a signature page thereto. The allocation of New Securities among the Holders of Allowed Credit Agreement Claims, Allowed Senior Notes Claims, and Allowed General Unsecured Claims shall be made in accordance with the Equity Allocation Mechanism. The issuance of the New Common Stock by Reorganized Cumulus, including options, stock appreciation rights, restricted stock units, or other equity awards, if any, in connection with the Management Incentive Plan, is authorized without the need for any further corporate action and without any further action by the Holders of Claims or Interests.

All of the New Securities issued pursuant to the Plan and section 1145 of the Bankruptcy Code shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance of the New Securities under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

E.	Settlement of Claims and Interests.

Pursuant to section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, releases, and other benefits provided under the Plan, the Plan constitutes a good faith compromise and settlement of any and all Claims and Interests and controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and within the range of reasonableness.

F.	Restructuring Transactions.

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take any and all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Restructuring Transactions under and in connection with the Plan.

G.	Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a Reorganized Debtor and as a separate corporation, limited liability company, partnership, or other form of entity, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form of entity, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other analogous formation or governing documents) in effect before the Effective Date, except to the extent such certificate of incorporation and by-laws (or other analogous formation or governing documents) are amended by the Plan or otherwise amended in accordance with applicable law. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state or federal law).

H.	FCC Licenses.

The required FCC Applications shall be filed, as promptly as practicable, including the FCC Long Form Application and the Petition for Declaratory Ruling. After such filing is made, any person who thereafter acquires a Credit Agreement Claim, a Senior Notes Claim, or a General Unsecured Claim may be issued Special Warrants in lieu of any New Common Stock that would otherwise be issued to such Person under the Plan. In addition, the Debtors may, in their sole discretion, request that the Bankruptcy Court implement restrictions on trading of Claims and Interests that might adversely affect the FCC Approval process. The Debtors shall request that the FCC process the FCC Long Form Application separate and apart from the Petition for Declaratory Ruling. Regardless of whether the FCC consents to the request for separate processing, the Debtors shall diligently prosecute the FCC Applications and shall promptly provide such additional documents or information requested by the FCC in connection with its review of the FCC Applications. In the event the FCC Approval is obtained while the Petition for Declaratory Ruling remains pending, the Debtors (or Reorganized Debtors, as applicable) shall continue to diligently prosecute the Petition for Declaratory Ruling.

I.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, the Plan Supplement or the Confirmation Order, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property (including all interests, rights, and privileges related thereto) in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan, including Interests held by the Debtors in any non-Debtor Affiliates, shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, encumbrances, or other interests, except for Liens securing the First Lien Exit Facility, the New Revolving Credit Facility (if any) and any Other Secured Claims that are Reinstated pursuant to the Plan. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Rules.

J.	Cancellation of Existing Indebtedness and Securities.

Except as otherwise expressly provided in the Plan, on the Effective Date, (i) the Credit Documents, the Senior Notes Indenture, the Interests in the Debtors and all notes, bonds, agreements, instruments and other documents evidencing or creating any indebtedness or obligation of the Debtors related to the Credit Documents, the Senior Notes Indenture or any Interest in the Debtors (collectively, the “Cancelled Debt and Equity Documentation”) shall be deemed cancelled, discharged, and of no force or effect; and (ii) the obligations of the Debtors under or in respect of the Credit Documents, the Senior Notes Indenture, the Interests in the Debtors and all other Cancelled Debt and Equity Documentation shall be discharged. The Holders of or parties to the Credit Documents, the Senior Notes Indenture, and such other Cancelled Debt and Equity Documentation will have no rights arising from or related to the Credit Documents, the Senior Notes Indenture and such other Cancelled Debt and Equity Documentation; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such Credit Document, Senior Notes Indenture or other Cancelled Debt and Equity Documentation that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein, and allowing each of the Credit Agreement Agent and the Senior Notes Indenture Trustee to make or direct the distributions in accordance with the Plan as provided herein; (ii) allowing the Senior Notes Indenture Trustee to enforce its rights, claims, and interests vis-à-vis any parties other than the Released Parties or any of their respective property or assets; (iii) preserving any rights of the Senior Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders of Allowed Senior Notes Claims under the Senior Notes Indenture, including any rights to priority of payment and/or to exercise the Senior Notes Indenture Trustee charging lien; (iv) allowing the Senior Notes Indenture Trustee to enforce any obligations owed to it under the Plan; (v) allowing the Senior Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court; and (vi) permitting the Senior Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that section 10.7 of the Credit Agreement shall continue in effect solely as between the Term Loan Lenders and the Credit Agreement Agent, and not, for the avoidance of doubt, as to any Debtor, Reorganized Debtor or any of their respective property or assets.

Except for the foregoing, the Senior Notes Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the Senior Notes Indenture and the Plan, except with respect to such other rights and obligations of the Senior Notes Indenture Trustee that, pursuant to the Senior Notes Indenture, survive the termination of such indenture. Subsequent to the performance by the Senior Notes Indenture Trustee of its obligations pursuant to the Plan, the Senior Notes Indenture Trustee and its agents shall be relieved of all further duties and responsibilities related to the Senior Notes Indenture.

K.	Corporate Action.

On the Effective Date, or as soon thereafter as is reasonably practicable, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including: (1) execution and entry into the First Lien Exit Facility; (2) execution and entry into the New Revolving Credit Facility (if any); (3) approval of and entry into the New Corporate Governance Documents; (4) issuance and distribution of the New Securities; (5) selection of the directors and officers for the Reorganized Debtors; (6) implementation of the Restructuring Transactions contemplated by this Plan; (7) adoption of the Management Incentive Plan; (8) adoption or assumption, if and as applicable, of the Management Employment Agreements; and (9) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, directors, or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors (as applicable) shall be authorized to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Corporate Governance Documents, the First Lien Exit Facility Documents, including the First Lien Exit Credit Agreement, the New Revolving Credit Facility Documents (if any), including the New Revolving Credit Facility Agreement, and any and all related and ancillary agreements, documents, and filings, the New Securities, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV shall be effective notwithstanding any requirements under non-bankruptcy law.

L.	New Certificates of Incorporation and New By-Laws.

On or promptly after the Effective Date, the Reorganized Debtors will file their respective New Certificates of Incorporation with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate laws of such respective states of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Certificates of Incorporation will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Certificates of Incorporation and New By-Laws and other constituent documents as permitted by the laws of their respective states of incorporation and their respective New Certificates of Incorporation and New By-Laws.

M.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the boards of directors of each Debtor shall expire, and the New Cumulus Board and the New Subsidiary Boards, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Certificates of Incorporation and New By-Laws of each Reorganized Debtor.

The New Cumulus Board shall be composed of seven members, which shall consist of Reorganized Cumulus’ President and Chief Executive Officer and six directors chosen by the Term Lender Group on the terms set forth in the Restructuring Support Agreement. The initial directors of the New Cumulus Board as of the Effective Date shall be set forth in the Plan Supplement. The initial term of the New Cumulus Board will be through the date of the 2019 annual meeting of Cumulus. The New Subsidiary Boards shall be as set forth in the Plan Supplement.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the initial New Cumulus Board and the New Subsidiary Boards, as well as those Persons that will serve as an officer of any of the Reorganized Debtors. To the extent any such director or officer is an “insider” as such term is defined in section 101(31) of the Bankruptcy Code, the nature of any compensation to be paid to such director or officer will also be disclosed. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Certificates of Incorporation, New By-Laws, and other constituent documents of the Reorganized Debtors.

N.	Employee Obligations

Except as expressly otherwise provided in the Plan or the Plan Supplement, the Reorganized Debtors shall honor the Employee Obligations (i) existing and effective as of the Petition Date, (ii) that were incurred or entered into in the ordinary course of business prior to the Effective Date, and (iii) as otherwise approved by the Bankruptcy Court prior to the Effective Date, as may be amended by agreement between the beneficiaries of such Employee Obligations, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand. To the extent that any of the Employee Obligations are executory contracts, pursuant to sections 365 and 1123 of the Bankruptcy Code, each of them will be deemed assumed as of the Effective Date and assigned to the Reorganized Debtors. For the avoidance of doubt, the foregoing shall not (i) limit, diminish, or otherwise alter the Debtors’ or the Reorganized Debtors’, as applicable, defenses, Claims, Causes of Action, or other rights with respect to the Employee Obligations; or (ii) impair the rights of the Debtors or Reorganized Debtors, as applicable, to implement the Management Incentive Plan in accordance with its terms and conditions and to determine the Employee Obligations of the Reorganized Debtors in accordance with their applicable terms and conditions on or after the Effective Date, in each case consistent with the Plan.

O.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the Restructuring Transactions, the New Corporate Governance Documents, the First Lien Exit Credit Agreement, the New Revolving Credit Facility Agreement (if any) and the Securities issued pursuant to the Plan, including the New Common Stock and Special Warrants, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except those expressly required pursuant to the Plan.

P.	Management Incentive Plan.

On and after the Effective Date, the Reorganized Debtors will implement the Management Incentive Plan, pursuant to which certain officers, directors, and employees of the Reorganized Debtors will be granted awards on terms to be disclosed in the Plan Supplement.

Q.	Exemption from Certain Taxes and Fees.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, Lien, or other security interest, (2) the making or assignment of any lease or sublease, (3) any Restructuring Transaction authorized by the Plan, and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

R.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions shall be deemed assumed and irrevocable and will remain in full force and effect and survive the effectiveness of the Plan unimpaired and unaffected, and each of the Reorganized Debtors’ New Certificates of Incorporation, New By-Laws, or similar organizational documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, agents, managers, attorneys, and other professionals, and such current and former directors, officers, and managers’ respective Affiliates at least to the same extent as such documents of each of the respective Debtors on the Petition Date but in no event greater than as permitted by law, against any Claims or Causes of Action; provided, that the Reorganized Debtors shall not indemnify any such Person for any Claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes actual fraud, gross negligence or willful misconduct or for which indemnification is not permissible under law. None of the Reorganized Debtors shall amend and/or restate its respective New Certificate of Incorporation, New By-Laws, or similar organizational documents before, on or after the Effective Date to terminate, reduce, discharge, impair or adversely affect in any way (i) any of the Reorganized Debtors’ obligations referred to in the immediately preceding sentence or (ii) the rights of such current and former directors, officers, employees, agents, managers, attorneys, and other professionals, and such current and former directors, officers, and managers’ respective Affiliates referred to in the immediately preceding sentence. Notwithstanding anything to the contrary in Article VIII.D and Article VIII.E, the Debtors’ current and former officers’ and directors’ rights to indemnification are preserved to the extent set forth herein.

S.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of this Plan, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. For the avoidance of doubt, the preservation of Causes of Action described in the preceding sentence includes, but is not limited to, the Debtors’ (1) right to object to Administrative Claims, (2) right to object to other Claims, and (3) right to subordinate Claims. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors in their respective discretion. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in Article VIII of the Plan.

The Reorganized Debtors reserve and shall retain the applicable Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The applicable Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action except as otherwise expressly provided in the Plan and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases will be deemed assumed as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Schedule of Rejected Executory

Contracts and Unexpired Leases; or (3) are the subject of a notice of rejection or motion to reject such Executory Contracts or Unexpired Leases, as applicable, that is pending on the Effective Date, regardless of whether the requested effective date of such rejection is on or after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments and the rejection of the Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions or notices to reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date or such later date as provided in this Article V.A, shall revest in and be fully enforceable by the Debtors or the Reorganized Debtors, as applicable, in accordance with such Executory Contract and/or Unexpired Lease’s terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease (including, without limitation, any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, including by way of adding or removing a particular Executory Contract or Unexpired Lease from the Schedule of Rejected Executory Contracts and Unexpired Leases, at any time through and including forty-five (45) calendar days after the Effective Date.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Proofs of Claim with respect to Claims against any Debtor arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court or the Voting and Claims Agent by the later of (i) the applicable Claims Bar Date, and (ii) thirty (30) calendar days after notice of such rejection is served on the applicable claimant. Any Claims against any Debtor arising from the rejection of an Executory Contract or Unexpired Lease not Filed within such time shall be automatically Disallowed, forever barred from assertion and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or the Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim against any Debtor arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, including any Claims against any Debtor listed on the Schedules as unliquidated, contingent or disputed. Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any cure amount has been fully paid or for any $0 cures pursuant to this Article V, shall be deemed Disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under any Executory Contract and Unexpired Lease to be assumed shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable thereafter, with such default amount being $0.00 if no amount is listed in the Cure Notice, subject to the limitations described below, or on such other terms as the party to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (1) the amount of the Cure Claim, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, if required, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall only be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or by mutual agreement between the Debtors or the Reorganized Debtors, as applicable, and the applicable counterparty.

At least fourteen (14) calendar days before the Confirmation Hearing, the Debtors shall distribute, or cause to be distributed, Cure Notices of proposed assumption and proposed amounts of Cure Claims to the applicable Executory Contract or Unexpired Lease counterparties. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors, the Term Lender Group and the U.S. Trustee at least seven (7) calendar days before the Confirmation Hearing. Any such objection to the assumption of an Executory Contract or Unexpired Lease shall be heard by the Bankruptcy Court on or before the Effective Date, unless a later date is agreed between the Debtors or the Reorganized Debtors, on the one hand, and the counterparty to the Executory Contract or Unexpired Lease, on the other hand, or by order of the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount shall be deemed to have assented to such assumption and/or cure amount; provided, however, that, subject to Article X.A, the Debtors or the Reorganized Debtors, as applicable, shall have the right to alter, amend, modify, or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases, as applicable, as identified in the Plan Supplement, through and including forty-five (45) calendar days after the Effective Date.

In any case, if the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable Cure Notice, the Debtors or Reorganized Debtors, as applicable, will have the right to add such Executory Contract or Unexpired Lease to the Schedule of Rejected Executory Contracts and Unexpired Leases, in which case such Executory Contract or Unexpired Lease will be deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors or Reorganized Debtors assume such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed and cured shall be deemed Disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Certain Customer Agreements.

To the extent that the Debtors (i) are party to any ordinary course contract, terms and conditions, insertion order or similar agreement (whether written or oral) providing for the sale by the Debtors of advertising time to a customer and (ii) such agreement (A) has not been previously rejected or assumed by order of the Bankruptcy Court, (B) is not subject to a motion to reject filed on or prior to the Effective Date, (C) is not listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, and (D) has not been designated for rejection in accordance with this Article V, such contract (including any modifications, amendments, supplements, restatements or other related agreements), purchase order or similar agreement will be deemed assumed by the applicable Debtor(s) or Reorganized Debtor(s), as applicable, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Unless otherwise provided in the applicable Cure Notice, the cure amount to be paid in connection with the assumption of such a customer contract shall be $0.00.

E.	Insurance Policies.

All of the Debtors’ insurance policies, including any directors’ and officers’ insurance policies, and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto. In addition, on and after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce, limit or restrict the coverage under any of the directors’ and officers’ insurance policies with respect to conduct occurring prior thereto, and all directors and officers of the

Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such directors’ and officers’ insurance policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding anything to the contrary in Article VIII.D and Article VIII.E, all of the Debtors’ current and former officers’ and directors’ rights as beneficiaries of such insurance policies are preserved to the extent set forth herein.

F.	Indemnification Provisions.

Except as otherwise provided in the Plan, on and as of the Effective Date, any of the Debtors’ indemnification rights with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan or by separate order of the Bankruptcy Court, each Executory Contract or Unexpired Lease that is assumed, whether or not such Executory Contract or Unexpired Lease relates to the use, acquisition or occupancy of real property, shall include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such Executory Contract or Unexpired Lease, and (ii) all Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant to an order of the Bankruptcy Court or under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases and actions taken in accordance therewith (i) shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims against any Debtor that may arise in connection therewith, (ii) are not and do not create postpetition contracts or leases, (iii) do not elevate to administrative expense priority any Claims of the counterparties to such Executory Contracts and Unexpired Leases against any of the Debtors, and (iv) do not entitle any Entity to a Claim against any of the Debtors under any section of the Bankruptcy Code on account of the difference between the terms of any prepetition Executory Contracts or Unexpired Leases and subsequent modifications, amendments, supplements or restatements.

H.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If, prior to the Effective Date, there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, or Reorganized Debtors, as applicable, shall have forty-five (45) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

I.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that had not been rejected as of the date of Confirmation will survive and remain obligations of the applicable Reorganized Debtor.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim), or, in each case, as soon as reasonably practicable thereafter, each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in each applicable Class. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims (which will only be made if and when they become Allowed Claims) shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise expressly provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims against any Debtor or privately held Interests occurring on or after the Distribution Record Date. Distributions to Holders of Claims or Interests related to public Securities shall be made to such Holders in exchange for such Securities, which shall be deemed cancelled as of the Effective Date.

B.	Distributions on Account of Obligations of Multiple Debtors.

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan. Any such Claims against any Debtor shall receive the treatment set forth in Article III of the Plan. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code; provided, that, for the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular Chapter 11 Case is closed, dismissed, or converted.

C.	Disbursing Agent.

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on the Effective Date or as soon as reasonably practicable thereafter. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Disbursing Agent.

1.    Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (ii) make all distributions contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.    Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.    Delivery of Distributions.

(a)    Delivery of Distributions to Holders of Allowed Credit Agreement Claims.

Except as otherwise provided in the Plan, all distributions under the Plan to Holders of Allowed Credit Agreement Claims shall be made by the Reorganized Debtors or the Credit Agreement Agent to the Holders of Allowed Credit Agreement Claims of record as of the Distribution Record Date (as determined by the register maintained by the Credit Agreement Agent).

(b)    Delivery of Distributions to Senior Notes Indenture Trustee.

Except as otherwise reasonably requested by the Senior Notes Indenture Trustee, all distributions under the Plan to Holders of Allowed Senior Notes Claims shall be made to, or by the Disbursing Agent at the reasonable direction of, the Senior Notes Indenture Trustee. As soon as practicable in accordance with the requirements set forth in Article VI, the Senior Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders of Allowed Senior Notes Claims, subject to the Senior Notes Indenture Trustee charging lien, and regardless of whether such distributions are made by the Senior Notes Indenture Trustee, the Disbursing Agent at the reasonable direction of the Senior Notes Indenture Trustee or by some other Person in accordance with Article VI.E.1(b), the Senior Notes Indenture Trustee charging lien shall attach to the property to be distributed to the Holders of Allowed Senior Notes Claims in the same manner as if such distributions were made through the Senior Notes Indenture Trustee. The Senior Notes Indenture Trustee shall have no duties or responsibility relating to any form of distribution that is not DTC eligible and the Debtors or Reorganized Debtors, as applicable, shall use commercially reasonable efforts to (i) seek the cooperation of DTC with respect to the cancellation of the Senior Notes as of the Effective Date, and (ii) seek the cooperation of the relevant bank and broker participants in the DTC system to facilitate delivery of the distribution directly to the relevant beneficial owners as soon as practicable after the Effective Date.

(c)    Delivery of Distributions in General.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims (other than Holders of Credit Agreement Claims or Senior Notes Claims) or Interests shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors: (1) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Reorganized Debtors have not received a written notice of a change of address; or (4) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, the Disbursing Agent, the Credit Agreement Agent, and the Senior Notes Indenture Trustee, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan, except in the event of gross negligence or willful misconduct, as determined by a Final Order of a court of competent jurisdiction.

2.    Minimum Distributions.

No partial distributions or payments of fractions of New Securities shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest, as applicable, would otherwise result in the issuance of a number of New Securities that is not a whole number, the actual distribution of New Securities shall be rounded as follows: (i) fractions of greater than one-half (1/2) shall be rounded to the next higher whole number and (ii) fractions of one-half (1/2) or less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefor.

Notwithstanding any other provision of the Plan, no Cash payment valued at less than $100.00, in the reasonable discretion of the Disbursing Agent and the Reorganized Debtors, shall be made to a Holder of an Allowed Claim on account of such Allowed Claim. Such Allowed Claims to which this limitation applies shall be discharged and its Holder forever barred from asserting that Claim against the Reorganized Debtors or their property.

3.    Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the later of (i) the Effective Date and (ii) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

Checks issued on account of Allowed Claims shall be null and void if not negotiated within 180 calendar days from and after the date of issuance thereof. Requests for reissuance of any check must be made directly and in writing to the Disbursing Agent by the Holder of the relevant Allowed Claim within the 180-calendar day period. After such date, the relevant Allowed Claim (and any Claim for reissuance of the original check) shall be automatically discharged and forever barred, and such funds shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary).

4.    Reserve.

In making any distribution in respect of Allowed Claims, the Reorganized Debtors shall reserve an appropriate and adequate amount of Cash on account of any unresolved Disputed Claims that if Allowed would be payable in Cash.

F.	Manner of Payment.

1.    All distributions of New Securities under the Plan shall be made by the Disbursing Agent on behalf of Reorganized Cumulus.

2.    All distributions of Cash under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor (or Debtors).

3.    At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the issuance of the New Securities by Reorganized Cumulus as contemplated by this Plan (including the issuance of New Common Stock upon exercise of the Special Warrants and Class A Common Stock upon conversion of Class B Common Stock) is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of Securities. The New Securities issued by Reorganized Cumulus pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the New Securities from an “affiliate” within one year of such transfer and (iv) is not an entity that is an “underwriter” as defined in section 1145(b) of the Bankruptcy Code; provided, that transfer of the New Securities may be restricted by the Communications Act and the rules of the FCC, the New Corporate Governance Documents, the Warrant Agreement, and with respect to the Restricted Stock, the terms thereof.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Securities through the facilities of the DTC, Euroclear or Clearstream, the Reorganized Debtors need not provide any further evidence other than this Plan or the Confirmation Order with respect to the treatment of transfers, exercise, removal of restrictions, or conversion of New Securities under applicable U.S. federal, state or local securities laws.

The DTC, Euroclear or Clearstream shall be required to accept and conclusively rely upon this Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Securities are exempt from registration and/or eligible for DTC, Euroclear or Clearstream book-entry delivery, settlement and depository services.

Notwithstanding anything to the contrary in this Plan, no Entity (including, for the avoidance of doubt, the DTC, Euroclear or Clearstream) may require a legal opinion regarding the validity of any transaction contemplated by this Plan, including, for the avoidance of doubt, whether the New Common Stock and Special Warrants (and New Common Stock issuable upon exercise of the Special Warrants) are exempt from registration and/or eligible for DTC, Euroclear or Clearstream book-entry delivery, settlement and depository services.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information, documentation, and certifications necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable or appropriate. All Persons holding Claims against any Debtor shall be required to provide any information necessary for the Reorganized Debtors to comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit. The Reorganized Debtors reserve the right to allocate any distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

Notwithstanding any other provision of the Plan to the contrary, each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution.

I.	Allocations.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to the remaining portion of such Allowed Claim, if any.

J.	Setoffs and Recoupment.

Other than as expressly set forth in the Plan with respect to the Allowed Credit Agreement Claims, the Debtors or the Reorganized Debtors may, but shall not be required to, setoff against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any claims, rights, and

Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors, as applicable, may have against the Holder of such Allowed Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law, to the extent that such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (pursuant to the Plan or otherwise); provided, however, that the failure of the Debtors or the Reorganized Debtors, as applicable, to do so shall not constitute a waiver, abandonment or release by the Debtors or the Reorganized Debtors of any such Claim they may have against the Holder of such Claim.

K.	Claims Paid or Payable by Third Parties.

1.    Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim against any Debtor, and such Claim (or portion thereof) shall be Disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives a payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor, as applicable. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not a Debtor or a Reorganized Debtor, as applicable, on account of such Claim, such Holder shall, within two (2) weeks of receipt of such payment, repay or return the distribution to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the two-week grace period specified above until the amount is repaid.

2.    Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim against any Debtor, then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.    Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Reorganized Debtors, or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

L.	Foreign Current Exchange Rate.

As of the Effective Date, any Claim asserted in a currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate on the Petition Date, as quoted at 4:00 p.m. (prevailing Eastern time), midrange spot rate of exchange for the applicable currency as published in the Wall Street Journal, National Edition, on the day after the Petition Date.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1.    Allowance of Claims.

After the Effective Date, each of the Debtors and the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim against any Debtor shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

2.    Claims and Interests Administration Responsibilities.

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Reorganized Debtors (or any authorized agent or assignee thereof) shall have the sole authority: (1) to File, withdraw, or litigate to judgment objections to Claims against any of the Debtors; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.    Estimation of Claims.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim against any Debtor that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed, contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim; provided, however, that such limitation shall not apply to Claims against any of the Debtors requested by the Debtors to be estimated for voting purposes only.

Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one (21) calendar days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims against any of the Debtors may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

4.    Adjustment to Claims Without Objection.

Any Claim against any Debtor that has been paid or satisfied, or any Claim against any Debtor that has been amended or superseded, cancelled, or otherwise expunged (including pursuant to the Plan), may, in accordance with the Bankruptcy Code and Bankruptcy Rules, be adjusted or expunged (including on the Claims Register, to the extent applicable) by the Reorganized Debtors without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

5.    Time to File Objections to Claims

Any objections to Claims against any of the Debtors shall be Filed on or before the Claims Objection Deadline.

B.	Disallowance of Claims.

Any Claims against any of the Debtors held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. Subject in all respects to Article IV.R, all Proofs of Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed any and all Proofs of Claim filed after the applicable Claims Bar Date shall be deemed Disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Filed Claim has been deemed timely Filed by a Final Order.

C.	Amendments to Proofs of Claim.

A Claim against any Debtor may be amended before the Confirmation Date only as agreed upon by the Debtors and the Holder of such Claim or as otherwise permitted by the Bankruptcy Court, the Bankruptcy Rules, the Local Rules or applicable nonbankruptcy law. On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Proof of Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court and the Reorganized Debtors, and any such new or amended Proof of Claim Filed shall be deemed Disallowed in full and expunged without any further action, order, or approval of the Bankruptcy Court; provided, however, that the foregoing shall not apply to Administrative Claims or Accrued Professional Compensation Claims.

D.	No Distributions Pending Allowance.

Notwithstanding anything to the contrary herein, if any portion of a Claim against any Debtor is Disputed, or if an objection to a Claim against any Debtor or portion thereof is Filed as set forth in this Article VII, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim.

E.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Allowed Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Allowed Claim, without any interest, dividends, or accruals to be paid on account of such Allowed Claim unless required under applicable bankruptcy law or as otherwise provided in Article III.B.

F.	Reserve of Special Warrants.

On the Effective Date (or as soon thereafter as is reasonably practicable), the Reorganized Debtors shall create the Disputed Claim Reserve to pay Holders of Disputed Claims that are General Unsecured Claims that may become Allowed Claims pursuant to the terms of the Plan, with the amount of such Allowed Claims to be determined, solely for the purposes of establishing the Disputed Claim Reserve and for maximum distribution purposes, to be the lesser of (a) the asserted amount of the Disputed Claim Filed with the Bankruptcy Court, or (if no Proof of Claim was Filed) listed by the Debtors in the Schedules, (b) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code, or (c) the amount otherwise agreed to by the Reorganized Debtors and the Holder of such Disputed Claim for Disputed Claim Reserve purposes. Special Warrants reserved under this paragraph F shall remain unissued unless and until issued in satisfaction of a Disputed Claim that becomes an Allowed Claim and shall therefore be disregarded in both the numerator and denominator in the calculation of any vote by shareholders of Reorganized Cumulus under any New Corporate Governance Documents. Any distribution on account of a Disputed Claim that becomes an Allowed General Unsecured Claim after the Effective Date shall be made solely in the form of Special Warrants that are distributed from the Disputed Claim Reserve.

G.	No Interest.

Unless otherwise expressly provided by section 506(b) of the Bankruptcy Code or as specifically provided for herein or by order of the Bankruptcy Court (including the Cash Collateral Order), postpetition interest shall not accrue or be paid on Claims against any of the Debtors, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim; provided, however, that nothing in this Article VII.G shall limit any rights of any Governmental Unit to interest under sections 503, 506(b), 1129(a)(9)(A) or 1129(a)(9)(C) of the Bankruptcy Code or as otherwise provided for under applicable law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan, including the Plan Supplement, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the Holder of such a Claim or Interest has accepted the Plan. Any default or “event of default” by the Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

C.	Release of Liens.

Except as otherwise specifically provided in the Plan, the First Lien Exit Facility Documents or in any contract, instrument, release, or other agreement or document created pursuant to the Plan or the Confirmation Order on the Effective Date, and concurrently with the applicable distributions made pursuant to the Plan, on the Effective Date all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, discharged, and compromised, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, the Credit Agreement Agent shall, at the Debtors’ or Reorganized Debtors’, as applicable, expense (and with no representation or warranty, or recourse to, the Credit Agreement Agent, any Term Loan Lender or any of their affiliates, officers, directors, employees, agents or counsel) execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors, the First Lien Exit Facility Agent, or the New Revolving Credit Facility Agent (if any) to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Confirmation Order, on and after the Effective Date, the Released Parties shall hereby be expressly, unconditionally, irrevocably, generally, individually and collectively released, acquitted, and discharged by the Debtors, the Reorganized Debtors, and the Estates, each on behalf of itself and its current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such, from any and all actions, Claims, Interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, any Claims or Causes of Action asserted on behalf of any Holder of any Claim or Interest or other Entity or that any Holder of a Claim or Interest or other Entity would have been legally entitled to assert, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, for violations of federal or state laws or otherwise, by statute or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that the Debtors, the Reorganized Debtors, or their Estates (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or any other transaction relating to any Security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is affected by or classified in the Plan, the business or contractual arrangements between any Debtor and any Released Party, whether before or during the Debtors’ restructuring, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Restructuring Transactions, the Restructuring Support Agreement, the Disclosure Statement, the First Lien Exit Facility Documents, the New Revolving Credit Facility Documents (if any), or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence, taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release Claims related to any act or omission that is determined by a Final Order to have constituted actual fraud, gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date rights or obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and shall not result in a release of any of the Debtors’ or Reorganized Debtors’ assumed indemnification obligations as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) essential to the Confirmation of the Plan; (2) an exercise of the Debtors’ business judgment; (3) in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (4) a good faith settlement and compromise of the Claims released by the Debtor Release; (5) in the best interests of the Debtors and all holders of Claims and Interests; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Debtors, the Reorganized Debtors, and the Estates and each of their current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former officers, managers, directors, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such asserting any Claim or Cause of Action released pursuant to the Debtor Release.

Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

E.	Releases by the Releasing Parties.

Except as otherwise specifically provided in the Plan or the Confirmation Order, as of the Effective Date, each of the Releasing Parties shall be deemed to have expressly, conclusively, absolutely, unconditionally, irrevocably, generally, individually and collectively, released, acquitted, and discharged the Released Parties from any and all actions, Claims, Interests, obligations, debts, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, any Claims or Causes of Action asserted on behalf of any Holder of any Claim or any Interest or other Entity or that any Holder of a Claim or an Interest or other Entity would have been legally entitled to assert, whether known or unknown, foreseen or unforeseen, asserted or unasserted, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, for violations of federal or state laws or otherwise, by statute or otherwise, including Avoidance Actions, those Causes of Action based on veil piercing or alter-ego theories of liability, contribution, indemnification, joint liability or otherwise that such Releasing Party (whether individually or collectively) ever had, now has, or hereafter can, shall, or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or any other transaction relating to any Security of the

Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or any Interest that is affected by or classified in the Plan, the business or contractual arrangements between any Debtor and any Released Party, whether before or during the Debtors’ restructuring, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Restructuring Transactions, the Restructuring Support Agreement, the Disclosure Statement, the First Lien Exit Facility Documents, the New Revolving Credit Facility Documents (if any), or, in each case, related agreements, instruments, or other documents, or upon any other act or omission, transaction, agreement, event, or other occurrence, taking place on or before the Effective Date related or relating to any of the foregoing; provided, however, that except as expressly provided under the Plan, the foregoing releases shall not release Claims related to any act or omission that is determined by a Final Order to have constituted actual fraud, gross negligence or willful misconduct; provided, further, that any Holder of a Claim or an Interest that elects to opt-out of the releases contained in this paragraph shall not constitute a Released Party (even if for any reason otherwise entitled) and no Restructuring Support Party shall be entitled to opt-out of the releases contained in this paragraph for so long as the Restructuring Support Agreement remains in full force and effect as to such Restructuring Support Party. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date rights or obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan and shall not result in a release of any of the Debtors’ or Reorganized Debtors’ assumed indemnification obligations as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) essential to the Confirmation of the Plan; (2) given in exchange for the good and valuable consideration and substantial contributions provided by the Released Parties; (3) a good faith settlement and compromise of the Claims released by the Third-Party Release; (4) in the best interests of the Debtors and their Estates; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

F.	Regulatory Activities.

Notwithstanding anything to the contrary herein, nothing in the Plan or Confirmation Order is intended to affect the police or regulatory activities of Governmental Units or other governmental agencies.

G.	Exculpation.

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any (i) Exculpated Causes of Action and (ii) obligation, Cause of Action, or liability for any Exculpated Causes of Action; provided, however, that the foregoing “Exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined by a Final Order to have constituted actual fraud, gross negligence, or willful misconduct; provided further, however, that the foregoing shall not be deemed to release, affect, or limit any post-Effective Date rights or obligations of the Exculpated Parties under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with applicable law with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Nothing in the Plan shall limit the liability of attorneys to their respective clients pursuant to Rule 1.8(h) of the New York Rules of Professional Conduct.

H.	Injunction.

Except as otherwise expressly provided in the Plan, the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Persons and Entities that have held, hold, or may hold Claims, Interests, Causes of Action or liabilities that have been released pursuant to Article VIII.D or Article VIII.E of the Plan, are discharged pursuant to Article VIII.B of the Plan, or are subject to exculpation pursuant to Article VIII.G of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Persons and Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (iii) creating, perfecting, or enforcing any Lien, Claim or encumbrance of any kind against such Persons or Entities or the property or the estates of such Persons or Entities, as applicable, on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Persons or Entities or against the property of such Persons or Entities, as applicable, on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; and (v) commencing or continuing in any manner any action or other proceeding of any kind against such Persons or Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities released, settled or compromised pursuant to the Plan; provided, that nothing contained herein shall preclude a Person or Entity from obtaining benefits directly and expressly provided to such Person or Entity pursuant to the terms of the Plan; provided, further, that nothing contained herein shall be construed to prevent any Person or Entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law.

I.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Recoupment.

In no event shall any Holder of a Claim be entitled to recoup such Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Protection Against Discriminatory Treatment.

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, all Entities, including Governmental Units shall not discriminate against any Reorganized Debtor, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It is a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B:

1.    The Bankruptcy Court shall have entered the Confirmation Order, which order shall be in form and substance satisfactory to the Debtors and the Term Lender Group.

2.    The Debtors shall have paid the reasonable and documented fees and out-of-pocket expenses of (i) the Credit Agreement Agent (including one counsel to the Credit Agreement Agent), and (ii) Arnold & Porter Kaye Scholer LLP, FTI Consulting Inc., Fortgang Consulting, LLC and Aloise & Associates, LLC in accordance with the Restructuring Support Agreement.

3.    All of the conditions precedent set forth in the First Lien Exit Credit Agreement shall have been satisfied or waived pursuant to the terms of the First Lien Exit Credit Agreement, and the First Lien Exit Credit Agreement shall have been executed.

4.    The Professional Fee Escrow Account shall have been established and funded.

5.    The Restructuring Support Agreement shall not have been terminated as to all parties thereto.

6.    All actions, documents, certificates, and agreements necessary to implement this Plan shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

7.    All governmental and material third-party approvals and consents, including Bankruptcy Court approval, that are necessary to implement the Restructuring Transactions shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions.

8.    The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, waivers or other documents that are necessary to implement and effectuate the Plan and reasonable evidence thereof has been delivered to the Term Lender Group.

9.    The FCC Approval shall have been obtained.

10.    Any amendments, modifications or supplements to the Plan (including the Plan Supplement) shall be reasonably acceptable to the Debtors and the Term Lender Group.

11.    Each of the New By-Laws and New Certificates of Incorporation will be in full force and effect as of the Effective Date.

12.    The Effective Date shall be no later than one-hundred eighty (180) calendar days after the Petition Date, or such later date to which the Term Lender Group agrees in writing.

B.	Waiver of Conditions.

The conditions to Consummation set forth in Article IX.A may be waived by the Debtors with the prior written consent of the Term Lender Group (not to be unreasonably withheld) and, with respect to conditions related to the Professional Fee Escrow Account, the beneficiaries of the Professional Fee Escrow Account, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate the Plan. The failure of the Debtors or the Term Lender Group to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

C.	Effect of Failure of Conditions.

If Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any Claims, Causes of Action or Interests; (ii) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 (as well as those restrictions on modifications set forth in the Plan), the Debtors reserve the right to modify the Plan (including the Plan Supplement), without additional disclosure pursuant to section 1125 of the Bankruptcy Code prior to the Confirmation Date; provided, that any such modification shall be reasonably acceptable to the Term Lender Group. After the Confirmation Date and before substantial consummation of the Plan, the Debtors may initiate proceedings in the Bankruptcy Court pursuant to section 1127(b) of the Bankruptcy Code to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order, relating to such matters as may be necessary to carry out the purposes and intent of the Plan.

After the Confirmation Date, but before the Effective Date, the Debtors, with the consent of the Term Lender Group (not to be unreasonably withheld), may make appropriate technical adjustments and modifications to the Plan (including the Plan Supplement) without further order or approval of the Bankruptcy Court; provided, that such adjustments and modifications do not materially and adversely affect the treatment of Holders of Claims or Interests.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, absent further order of the Bankruptcy Court: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise not previously approved by Final Order of the Bankruptcy Court embodied in the Plan (including the fixing or limiting to an amount certain of the Claims or Interests or Classes of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor, any Holder, any Person, or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor, any Holder, any Person, or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, except as set forth in the Plan, the Bankruptcy Court shall retain exclusive jurisdiction, to the fullest extent permissible under law, over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.    Allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.    decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.    resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable, and to hear, determine and, if necessary, liquidate, any Claims against any of the Debtors arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V, the Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory, expired, or terminated;

4.    ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5.    adjudicate, decide, or resolve any motions, adversary proceedings, applications, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor, or the Estates that may be pending on the Effective Date;

6.    adjudicate, decide, or resolve any and all matters related to Causes of Action;

7.    adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.    enter and implement such orders as may be necessary or appropriate to construe, execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

9.    enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10.    resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with Consummation, including interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.    issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity or Person with Consummation or enforcement of the Plan;

12.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

13.    resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim for amounts not timely repaid pursuant to Article VI.K.1;

14.    enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.    determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the New Corporate Governance Documents, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement; provided, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court;

16.    adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.    consider any modifications of the Plan, to cure any defect or omission or to reconcile any inconsistency in the Plan, the Disclosure Statement, or any Bankruptcy Court order, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

18.    determine requests for the payment of Claims against any of the Debtors entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.    hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, including disputes arising in connection with the implementation of the agreements, documents, or instruments executed in connection with the Plan;

20.    hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, 511, and 1146 of the Bankruptcy Code;

21.    enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases with respect to any Person or Entity, and resolve any cases, controversies, suits, or disputes that may arise in connection with any Person or Entity’s rights arising from or obligations incurred in connection with the Plan;

22.    hear any other matter not inconsistent with the Bankruptcy Code; and

23.    enter an order or final decree concluding or closing any of the Chapter 11 Cases.

Nothing herein limits the jurisdiction of the Bankruptcy Court to interpret and enforce the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement, or the Disclosure Statement, without regard to whether the controversy with respect to which such interpretation or enforcement relates may be pending in any state or other federal court of competent jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article XI, the provisions of this Article XI shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against the Debtors that arose prior to the Effective Date.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and each of their respective heirs executors, administrators, successors and assigns.

B.	Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

C.	Further Assurances.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, the Committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the Committee on and after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court enters the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor or any other Entity with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor or other Entity before the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, receiver, trustee, successor, assign, Affiliate, officer, director, agent, representative, attorney, beneficiary, or guardian, if any, of such Entity.

G.	Notices.

To be effective, all notices, requests, and demands to or upon the Debtors, the Committee, the U.S. Trustee, or the Term Lender Group, as applicable, must be in writing (including by facsimile transmission), and unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed to the following:

If to the Debtors:

Cumulus Media Inc.

3280 Peachtree Road, N.W., Suite 2200

Atlanta, Georgia 30305

Attention:   John Abbot

                   Richard A. Denning

E-mail: john.abbot@cumulus.com

             richard.denning@cumulus.com

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212) 757-3990

Attention:   Paul M. Basta

                   Lewis R. Clayton

                   Jacob A. Adlerstein

                   Claudia R. Tobler

E-mail:   pbasta@paulweiss.com

               lclayton@paulweiss.com

               jadlerstein@paulweiss.com

               ctobler@paulweiss.com

If to the U.S. Trustee:

Office of the United States Trustee

U.S. Federal Office Building

201 Varick Street, Suite 1006

New York, NY 100145

Attention:   Paul Schwartzberg

                   Greg M. Zipes

E-mail:   Paul.Schwartzberg@usdoj.gov

               Greg.Zipes@usdoj.gov

If to the Term Lender Group:

Arnold & Porter Kaye Scholer LLP

70 West Madison Street, Suite 4200

Chicago, Illinois 60602-4321

Facsimile: (312) 583-2360

Attention:   Michael B. Solow

                   Michael D. Messersmith

                   Seth J. Kleinman

E-mail:   michael.solow@apks.com

               michael.messersmith@apks.com

               seth.kleinman@apks.com

If to the Committee:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Facsimile: (212) 872-1002

Attention:   Michael S. Stamer

                   Abid Qureshi

                   Meredith A. Lahaie

E-mail: mstamer@akingump.com

             aqureshi@akingump.com

             mlahaie@akingump.com

After the Effective Date, in order to continue to receive documents pursuant to Bankruptcy Rule 2002, an Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan and the Plan Supplement.

I.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ Case Information Website at http://dm.epiq11.com/cumulus or the Bankruptcy Court’s website at http://www.nysb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

J.	Severability of Plan Provisions.

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors in consultation with the Restructuring Support Parties, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, the Plan Supplement, the New Corporate Governance Documents, the First Lien Exit Facility Documents, and the New Revolving Credit Facility Documents (if any), as any of such documents may have been altered or interpreted in accordance with the foregoing, are: (i) valid and enforceable pursuant to their terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the parties thereto; and (iii) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors shall be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and other applicable law, and pursuant to sections 1125(e), 1125(g), and 1126(b) of the Bankruptcy Code, the Debtors, the Restructuring Support Parties, and each of their respective Affiliates, and each of their and their Affiliates’ agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys, in each case solely in their respective capacities as such, will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of New Securities offered and sold under the Plan and any previous plan and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the New Securities offered and sold under the Plan or any previous plan.

L.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order necessary to close the Chapter 11 Cases.

M.	Conflicts.

To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other document referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with the Confirmation Order, the Confirmation Order shall govern and control. Moreover, to the extent that any provision of the Restructuring Support Agreement conflicts with or is in any way inconsistent with the Plan, the Plan shall govern and control in all respects.

[Remainder of page intentionally left blank]

Dated: February 12, 2018	CUMULUS MEDIA INC. on behalf of itself and each of its Debtor affiliates

/s/ John Abbot
John Abbot Executive Vice President, Treasurer, and Chief Financial Officer

Exhibit A

Equity Allocation Mechanism

EQUITY ALLOCATION MECHANISM

The allocation of Plan consideration to Holders of Allowed Credit Agreement Claims, Allowed Senior Notes Claims, and Allowed General Unsecured Claims, as of the Effective Date, will include distributing Class A Common Stock, Class B Common Stock and, only in the case of Allowed Credit Agreement Claims, Restricted Stock (collectively, the “Stock”), and Special Warrants, in accordance with the mechanism set forth below.1

General:

1.	Ownership Certification. In order to be eligible to receive a distribution of Stock on the Effective Date, each eligible Holder shall provide an Ownership Certification by the Certification Deadline.

2.	Definitions. (a) An “Ownership Certification” means a written certification, in the form attached to the FCC Ownership Procedures Order, which shall be sufficient to enable the Debtors, in consultation with the Term Lender Group, or Reorganized Cumulus, as applicable, to determine (x) the extent to which direct and indirect voting and equity interests of the certifying party are held by non-U.S. Persons, as determined under section 310(b) of the Communications Act and the FCC rules, and (y) whether the holding of more than 4.99% of the Class A Common Stock by the certifying party would result in a violation of FCC ownership rules or be inconsistent with the FCC Approval; provided, however, that a Holder may elect not to provide the information in clause (y), and any Ownership Certification without the information in clause (y) shall not prohibit a Holder from receiving up to 4.99% of the Class A Common Stock to the extent otherwise entitled thereto pursuant to this Equity Allocation Mechanism; and (b) the “Certification Deadline” means the deadline set forth in the FCC Ownership Procedures Order for returning Ownership Certifications.

3.	Attributable Interests. Subject in all respects to the foreign-ownership limitations discussed below, under FCC rules, an owner of equity in a corporation which controls FCC broadcast licenses may be deemed “attributable” if it owns, directly or indirectly, 5% or more of the voting equity of such corporation. The distribution of Stock to a Holder of an Allowed Credit Agreement Claim, Allowed Senior Notes Claim or Allowed General Unsecured Claim may be in the form of more than 4.99% of the outstanding Class A Common Stock when the shares of Class A Common Stock are issued on and as of the Effective Date, only if such Holder is identified on the FCC Long Form Application (as the same may be amended from time to time) pursuant to which FCC Approval is granted as the holder of an attributable interest in Reorganized Cumulus. If such Holder elects not to be deemed to hold an “attributable” interest in Reorganized Cumulus, then such Holder shall be issued up to 4.99% of the outstanding Class A Common Stock when all shares of Class A Common Stock are issued on and as of the Effective Date, with any remaining distribution in the form of Class B Common Stock.

[1]	For the avoidance of doubt, the procedures set forth in this Equity Allocation Mechanism shall not impact the issuance of securities or other instruments under the Management Incentive Plan, which issuance shall be governed by the terms of the Management Incentive Plan.

4.	Restricted Stock. A Holder of an Allowed Credit Agreement Claim may elect on its Ownership Certification to receive its Class A Common Stock or Class B Common Stock as Restricted Stock by checking the Restricted Stock Election box on the Ownership Certification. Shares of Restricted Stock may not be offered, sold or otherwise transferred until after two (2) calendar days following delivery of the Restricted Stock from the transfer agent designated by the Debtors (the “Transfer Agent”) to such Holder of the Allowed Credit Agreement Claim (each such period, a “Restricted Period”). After the expiration of a Restricted Period, the initial Holder of such shares may make a request to the Transfer Agent to remove the restrictive legend set forth on such shares (the “Restrictive Legend”). Upon receipt of any such request, the Transfer Agent will remove the Restrictive Legend. Following the expiration of each applicable Restricted Period and the removal of the Restrictive Legend, the shares of Restricted Stock may be offered, sold or otherwise transferred, subject to the same restrictions on transfer as the New Securities provided herein and in the Disclosure Statement. In accordance with the above, each share of Restricted Stock will bear a legend to substantially the following effect:

“THE SECURITY EVIDENCED HEREBY (THIS “SECURITY”) MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED FOR A PERIOD OF TWO (2) CALENDAR DAYS FOLLOWING DELIVERY OF THIS SECURITY FROM THE TRANSFER AGENT DESIGNATED BY THE ISSUER OF THIS SECURITY (THE “TRANSFER AGENT”) TO THE INITIAL HOLDER (THE “RESTRICTED PERIOD”). AFTER THE RESTRICTED PERIOD, THIS SECURITY MAY ONLY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED FOLLOWING A REQUEST BY THE INITIAL HOLDER TO THE TRANSFER AGENT TO REMOVE THIS RESTRICTIVE LEGEND.”

Allocation of New Securities:

The distribution of Stock and Special Warrants made on and as of the Effective Date shall be as follows:

1.	First, the (i) Term Loan Lender Equity Distribution shall be deemed made Pro Rata among the Holders of Allowed Credit Agreement Claims; and (ii) the Unsecured Creditor Equity Distribution shall be deemed made Pro Rata among Holders of Allowed Senior Notes Claims and Allowed General Unsecured Claims; provided, however, that each of the Term Loan Lender Equity Distribution and the Unsecured Creditor Equity Distribution shall be deemed to have been made initially in the form of Special Warrants issued as of the Effective Date.

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2.	Second:

(a)	Each deemed Holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth herein and in the FCC Ownership Procedures Order; and (ii) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is 0%, shall be deemed to have exercised its Special Warrants as of the Effective Date to the fullest extent possible in the form of Class B Common Stock; provided, that any Holder who has not checked the Class B Election box on the Ownership Certification shall be further deemed as of the Effective Date to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock; provided, further, that, for any Holder of Class B Common Stock that would be entitled to exchange its shares for more than 4.99% of the outstanding Class A Common Stock when all shares of Class A Common Stock are issued on and as of the Effective Date, the number of shares of Class B Common Stock exchanged by such Holder for shares of Class A Common Stock shall be limited so that such Holder receives shares of Class A Common Stock constituting no more than 4.99% of the total outstanding Class A Common Stock issued unless the Debtors, in consultation with the Term Lender Group, or Reorganized Cumulus, as applicable, shall have determined that the exchange into shares of Class A Common Stock constituting more than 4.99% of the total outstanding Class A Common Stock issued would not result in a violation of FCC ownership rules or be inconsistent with the FCC Approval (such proviso, the “4.99% Rule”); provided, however, that in connection with the distribution of Class A Common Stock or Class B Common Stock to Holders of Allowed Credit Agreement Claims, such Holders may elect to receive such stock as Restricted Stock by checking the Restricted Stock Election box on the Ownership Certification.

(b)

Each deemed Holder of Special Warrants that (i) has timely delivered an Ownership Certification as set forth herein and in the FCC Ownership Procedures Order; and (ii) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is greater than 0% (each a “Non-U.S. Holder,” and collectively, the “Non-U.S. Holders”), shall be deemed to have exercised its Special Warrants, pro rata among all such Non-U.S. Holders, to receive Class B Common Stock, in an amount, assuming all Holders of Special Warrants that have not timely delivered an Ownership Certification are 100% foreign-owned Non-U.S. Holders, of shares that causes the aggregate alien ownership (on an equity and on a voting basis) of Stock to equal, at most, twenty-two and one half percent (22.50%); provided, that such allocation to Non-U.S. Holders shall be made on a proportional basis taking into account the number of Special Warrants held by the Non-U.S. Holders and each such Holder’s contribution of alien ownership to the aggregate amount of alien ownership of Stock as of the Effective Date (e.g., assuming all Special Warrants are not exercisable on the Effective Date, a Non-U.S. Holder with a 1.0% alien ownership will be deemed to have exercised more Special Warrants into Stock than a Non-U.S. Holder with an equivalent amount of Special Warrants but a

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20% alien ownership); provided further, that any Holder who has not checked the Class B Election box on the Ownership Certification shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, subject in all respects to the 4.99% Rule; provided, however, that in connection with the distribution of Class A Common Stock or Class B Common Stock to Holders of Allowed Credit Agreement Claims, such Holders may elect to receive such stock as Restricted Stock by checking the Restricted Stock Election box on the Ownership Certification.

(c)	Each deemed Holder of Special Warrants that has not timely delivered an Ownership Certification as set forth herein and in the FCC Ownership Procedures Order shall not be deemed to have exercised any Special Warrants as of the Effective Date; provided, however, that if such Holder properly completes and delivers an Ownership Certification to Reorganized Cumulus at any time after the Certification Deadline, and upon confirmation from Reorganized Cumulus that such Ownership Certification is satisfactory, if such Holder (i) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is 0%, then its equity allocation shall be distributed after the Effective Date in the manner set forth in Section 2(a) herein; or (ii) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is greater than 0%, then its equity allocation shall be distributed after the Effective Date in the manner set forth in Section 2(b) herein, all subject to any limitations on stock ownership set forth in the Certificate of Incorporation of Reorganized Cumulus.

3.	Holder Elections. Notwithstanding anything to the contrary herein, a Holder of an Allowed Credit Agreement Claim, Allowed Senior Notes Claim, or Allowed General Unsecured Claim may, by making the appropriate election on the Ownership Certification, receive its Term Loan Lender Equity Distribution or Unsecured Creditor Equity Distribution, as the case may be, (i) entirely in the form of Special Warrants and shall not be deemed to have exercised any Special Warrants, (ii) in Special Warrants deemed to have been exercised for Class B Common Stock to the extent such Holder’s portion of the Term Loan Lender Equity Distribution or Unsecured Creditor Equity Distribution would consist of New Common Stock pursuant to Section 2 above, with any remaining Special Warrants not being deemed exercised, or (iii) in Special Warrants deemed to have been exercised for Class A Common Stock to the extent such Holder’s portion of the Term Loan Lender Equity Distribution or Unsecured Creditor Equity Distribution would consist of New Common Stock pursuant to Section 2 above, up to 4.99% of the outstanding Class A Common Stock when all shares of Class A Common Stock are issued on and as of the Effective Date, with any remaining Special Warrants not being deemed exercised, all of which elections are expressly subject to Section 5 below.

4.

Trading Deadlines and Tendering of Senior Notes. Holders of Senior Notes Claims shall be required to tender their Senior Notes into the Automated Tender Offer Program (“ATOP”) system of Depository Trust Company as set forth in the FCC Ownership Procedures Order (the “Trading Deadline”). The positions of such Holders in the Senior

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Notes will be segregated through ATOP and such Holders thereafter will be unable to trade their Senior Notes Claims. Distributions on account of Allowed Credit Agreement Claims will be made based on the Credit Agreement Agent’s register as of the Distribution Record Date and trades not reflected on such register shall not be recognized for purposes of distributions under the Plan.

5.	FCC Limits on Ownership. Notwithstanding anything else herein, nothing in this Equity Allocation Mechanism shall (i) permit any Holder to hold more than 4.99% of the outstanding Class A Common Stock on or after the Effective Date unless the Debtors, in consultation with the Term Lender Group, or Reorganized Cumulus, as applicable, shall have determined that such ownership will not cause a violation of FCC ownership rules or be inconsistent with the FCC Approval, or (ii) cause Reorganized Cumulus to exceed an aggregate alien ownership percentage (on an equity or on a voting basis) of twenty-two and one half percent (22.50%) in the Stock prior to the Declaratory Ruling. Any distribution in contravention of the preceding sentence shall be adjusted to the minimum extent necessary to comply with those limitations. In determining whether any Holder would hold more than 4.99% of the outstanding Class A Common Stock on or after the Effective Date, such Holder will be attributed with any stock held by another Holder under common management or that otherwise would be aggregated under the FCC’s ownership attribution rules.

6.	Post-Effective Date Allowed General Unsecured Claims. Pursuant to and in accordance with Article VII.F of the Plan, the Reorganized Debtors shall withhold a reserve of Special Warrants to pay Holders of Disputed Claims that are General Unsecured Claims that may become Allowed Claims pursuant to the terms of the Plan. If a General Unsecured Claim is not Allowed as of the Effective Date and becomes an Allowed General Unsecured Claim after the Effective Date, and the Holder of such Allowed General Unsecured Claim has timely delivered an Ownership Certification as set forth in the FCC Ownership Procedures Order, if such Holder (i) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is 0%, then its equity allocation shall be distributed in the manner set forth in Section 2(a) herein; or (ii) has provided certification therein that its alien ownership, as calculated in accordance with FCC rules, is greater than 0%, then its equity allocation shall be distributed in the manner set forth in Section 2(b) herein, all subject to any limitations on stock ownership set forth in the Certificate of Incorporation of Reorganized Cumulus.

POST-DECLARATORY RULING REALLOCATION OF NEW SECURITIES:

Subject to the terms of the Warrant Agreement, after the Declaratory Ruling, any exercise or deemed exercise of the Special Warrants as a result of the Declaratory Ruling shall be made as follows:

1.

100% Foreign Ownership. If the FCC adopts a Declaratory Ruling allowing 100% foreign ownership of Reorganized Cumulus, then Non-U.S. Holders shall be deemed to have exercised their Special Warrants to the fullest extent possible for the corresponding number of shares of Class B Common Stock; provided, that any Holder who had not checked the Class B Election box on the Ownership Certification shall be further deemed to have

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immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, subject in all respects to the 4.99% Rule; provided, however, that in connection with the distribution of Class A Common Stock or Class B Common Stock to Holders of Allowed Credit Agreement Claims, such Holders may have elected to receive such stock as Restricted Stock by checking the Restricted Stock Election box on the Ownership Certification.

2.	Foreign Ownership Between 25% and 100%. If the FCC adopts a Declaratory Ruling allowing foreign ownership of Reorganized Cumulus between twenty-five percent (25%) and one hundred percent (100%) (the “Partial Declaratory Ruling Percentage”), then, each Non-U.S. Holder of Special Warrants that has timely delivered an Ownership Certification in accordance with the Plan and the Warrant Agreement, shall be deemed to have exercised its Special Warrants, pro rata among all such Non-U.S. Holders (i.e., calculated with the denominator as the number of Special Warrants held by Non-U.S. Holders who timely provide an Ownership Certification), to receive Class B Common Stock, in an amount of shares that causes the aggregate alien ownership (on an equity and on a voting basis) of Stock to equal, at most, the Partial Declaratory Ruling Percentage; provided, that any Holder who had not checked the Class B Election box on the Ownership Certification shall be further deemed to have immediately exchanged such shares of Class B Common Stock for a like number of shares of Class A Common Stock, subject in all respects to the 4.99% Rule; provided, however, that in connection with the distribution of Class A Common Stock or Class B Common Stock to Holders of Allowed Credit Agreement Claims, such Holders may have elected to receive such stock as Restricted Stock by checking the Restricted Stock Election box on the Ownership Certification. For the avoidance of doubt, any Non-U.S. Holder that does not timely provide its Ownership Certification in accordance with the Plan and the Warrant Agreement shall retain its Special Warrants, and such Special Warrants shall not be deemed exercised into Class A Common Stock and/or Class B Common Stock pursuant to this Section 2.

3.	Foreign Ownership Under 25%. If the FCC does not grant the Declaratory Ruling so as to permit foreign ownership of Reorganized Cumulus to exceed 25%, then Non-U.S. Holders cannot elect to convert their Special Warrants into Stock and must either hold such Special Warrants or transfer them.

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